Exhibit 99.1

Item 6.  Selected Financial Data

The following table sets forth KapStone’s selected financial information derived from its audited consolidated financial statements as of, and for the years ended, December 31, 2017, 2016, 2015, 2014 and 2013.

The selected financial data presented below summarizes certain financial data which has been derived from and should be read in conjunction with Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and KapStone’s audited consolidated financial statements included in Item 8.

	Years Ended December 31,
In thousands, except per share amounts	2017 (3)	2016 (4)	2015 (1) (5)	2014	2013 (1) (6)
Statement of Income Data:
Net sales	$3,315,660	$3,077,257	$2,789,345	$2,300,920	$1,748,162
Operating income (2)	$193,201	$165,066	$186,964	$285,454	$213,185
Net income	$243,503	$86,252	$106,386	$171,915	$127,338
Basic net income per share (7)	$2.51	$0.89	$1.11	$1.79	$1.34
Diluted net income per share (7)	$2.47	$0.88	$1.09	$1.76	$1.32
Cash dividends declared per common share	$0.40	$0.40	$0.40	$0.10	$—
Balance Sheet Data:
Cash and cash equivalents	$28,065	$29,385	$6,821	$28,467	$12,967
Total assets	$3,323,985	$3,255,875	$3,222,110	$2,556,274	$2,651,862
Long-term liabilities	$1,764,441	$2,010,852	$2,026,775	$1,501,328	$1,715,504
Total stockholders’ equity	$1,137,014	$904,330	$845,280	$778,127	$666,080

(1)         Results for 2015 and later reflect the Victory acquisition on June 1, 2015. Results for 2013 and later reflect the Longview acquisition on July 18, 2013.

(2)         In March, 2017, the Financial Accounting Standard’s Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-07, “Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” This ASU applies to all employers that offer to their employees defined benefit pension plans, other postretirement benefit plans, or other types of benefits accounted for under Topic 715, Compensation—Retirement Benefits. The ASU requires that an employer report the service cost component of net benefit cost in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. If a separate line item or items are used to present the other components of net benefit cost, that line item or items must be appropriately described. If a separate line item or items are not used, the line item or items used in the income statement to present the other components of net benefit cost must be disclosed. The ASU also allows only the service cost component to be eligible for capitalization when applicable (e.g., as a cost of internally manufactured inventory or a self-constructed asset). Effective January 1, 2018, the Company adopted ASU 2017-07 applying the allowable practical expedient by using the amounts disclosed in the pension and other postretirement benefit plan footnote for the prior comparative periods as the estimation basis for applying the retrospective presentation requirements to the periods presented.  This resulted in a $5.9 million, $5.6 million, $12.2 million, $14.5 million and $6.7 million reclassification between operating income and pension income in the Company’s Consolidated Statements of Comprehensive Income for the years ended December 31, 2017, 2016, 2015, 2014 and 2013, respectively, which reduced operating income accordingly.

(3)         2017 net income includes a $144.4 million provisional benefit due to the passage of the Tax Cuts and Jobs Act (the “Tax Act”) on December 22, 2017. Operating income in 2017 includes the following:

•                  $10.2 million for the Oakland, California plant closure costs;

•                  $5.9 million for union contract ratification costs;

•                  $5.8 million related to the Victory acquisition contingent consideration expense; and

•                  $4.4 million for Ontario, California plant operating expenses.

(4)         2016 operating income includes the following:

•                  $6.4 million of multiemployer pension plan expense due to the Company’s formal notification to withdraw from its GCIU multiemployer pension plan; and

•                  $6.4 million of costs due to Hurricane Matthew.

(5)         2015 operating income includes the following:

•                  $15.1 million due to the 2015 Longview mill work stoppage costs; and

•                  $5.8 million of inventory step-up expense related to the Victory acquisition.

(6)         2013 net income includes a $5.0 million benefit from the reversal of the tax reserves for alternative fuel mixture credits.

(7)         Earnings per share for all periods have been restated for the stock split declared in December 2013.

See Note 4 “Victory Acquisition” in the Notes to Consolidated Financial Statements for a discussion of the Victory acquisition.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

KapStone is the fifth largest producer of containerboard and the largest producer of kraft paper in North America, based on production capacity. We operate four containerboard mills and 23 corrugated products manufacturing plants. Our paper mills produce a combination of containerboard, which we ship to our corrugated products manufacturing plants and to third party converters, as well as specialty papers consisting of kraft paper, saturating kraft paper sold under the trade name Durasorb® and uncoated paper stock board sold under the trade name Kraftpak®. Our corrugated products manufacturing plants produce a wide variety of corrugated packaging products, including conventional shipping containers used to protect and transport manufactured goods and  multi-color boxes and displays with strong visual appeal that help to merchandise the packaged product in retail locations. In addition, we produce packaging for fresh fruit and vegetables, processed food, beverages, and other industrial and consumer products. We also operate a network of approximately 60 distribution centers across the United States, Mexico and Canada which distribute packaging materials to a wide variety of customers and industry segments. Substantially all of our operations are located in the United States, but we ship approximately 14 percent of containerboard and specialty products to customers in Europe, Asia and Latin America.

Executive Summary

Industry and Business Conditions

Trade publications reported industry-wide corrugated products total shipments increased 2.5 percent for the year ended December 31, 2017, compared to 2016. Reported industry mill containerboard production increased 3.1 percent compared to 2016, and reported industry containerboard inventories as of December 31, 2017, were approximately 2.4 million tons, up 3.3 percent compared to the same period in 2016. Reported containerboard export shipments increased 4.1 percent compared to 2016.

Results of Operations for the Year Ended December 31, 2017

In 2017, consolidated net income was $243.5 million, or $2.47 per diluted share, compared with $86.3 million, or $0.88 per diluted share, for 2016.

Paper and Packaging segment operating income for the year ended December 31, 2017 increased $45.9 million to $221.5 million, primarily due to higher prices and a more favorable product mix, partially offset by higher production costs due to inflation, management incentives and benefits, Oakland, California plant closure costs, Ontario, California plant operating expenses and unplanned boiler downtime.

Distribution Segment operating income for the year ended December 31, 2017 increased $0.9 million to $30.2 million, primarily due to margin improvement from higher prices and lower incentive compensation and benefits, partially offset by a bad debt charge due to a customer bankruptcy, a loss on asset disposal, and inflation on rent, fuel and labor costs.

Corporate operating expenses increased by $18.7 million to $58.5 million for the year ended December 31, 2017 compared to 2016, primarily due to $7.3 million of higher management incentives and benefits, a $6.0 million increase in stock compensation expense, a $4.2 million increase in expense for the Victory contingent consideration liability based on the expected payout of $20.7 million to be paid in early 2018, $1.0 million of higher professional fees and $0.4 million for API acquisition expenses.

Other Operating Highlights for 2017

In February 2017, the Company acquired the assets of API with operations located in Greer, South Carolina for $33.5 million.  API provides corrugated packaging and digital production needs serving a diverse customer base, including an emphasis on fulfillment and kitting for the automotive and consumer products industries. This acquisition further strengthens the Company’s goal of increasing mill integration.

In February 2017, the new sheet plant located in Ontario, California began manufacturing boxes.

In March 2017, the labor unions at the Company’s paper mill in North Charleston ratified a new 8-year collective bargaining agreement covering approximately 560 employees.

In July 2017, the labor unions at the Roanoke Rapids paper mill ratified a new 4-year collective bargaining agreement covering 310 employees.

On August 1, 2017, the Company approved and announced the closing of one of its Paper and Packaging segment box plants located in Oakland, California. All operating activities ceased at this location as of October 1, 2017.  Plant closure costs were $10.2 million for the year ended December 31, 2017.  The real estate was sold in February 2018 for $14.7 million after fees, taxes and commissions, resulting in a gain of $7.5 million.

In September 2017, the Company announced a $50 per ton price increase for Kraft paper grades and $50 per ton for Saturating Kraft paper shipments beginning October 1, 2017.

In January 2018, Victory announced that all distribution segment locations across North America received ISO 9001:2015 certification for the design, sales, distribution processing and value added services associated with the supply of packaging materials and related products. International Organization of Standardization (ISO) 9001:2015 focuses on quality management systems and performance and is the most updated standard of its kind.

In January 2018, the Company announced a $50 per ton price increase for North American containerboard shipments beginning March 1, 2018.

On January 29, 2018, the Company signed a definitive agreement to be acquired by WestRock for $35.00 per share plus the assumption of long-term debt for a total purchase price of approximately $4.9 billion.  The sale is subject to customary closing conditions and approval of the Company’s stockholders.  The sale is expected to close by the end of the quarter ending September 30, 2018 or during the following quarter.

Results of Operations for the Years Ended December 31, 2017, 2016 and 2015

The following table compares results of operations for the years ended December 31, 2017 and 2016.  This table has been recast to reflect the retrospective adoption of ASU 2017-07 which reclassified the components of net benefit income other than service cost from cost of sales, excluding depreciation and amortization, to pension income.

	Years Ended December 31,		Increase/	% of Net Sales
	2017	2016	(Decrease)	2017	2016

Paper and packaging	$2,421,623	$2,199,309	$222,314	73.0%	71.5%
Distribution	980,546	950,037	30,509	29.6%	30.8%
Intersegment Eliminations	(86,509)	(72,089)	(14,420)	(2.6)%	(2.3)%
Net sales	$3,315,660	$3,077,257	$238,403	100.0%	100.0%
Cost of sales, excluding depreciation and amortization	2,370,655	2,220,452	150,203	71.5%	72.2%
Depreciation and amortization	186,801	182,213	4,588	5.6%	5.9%
Freight and distribution expenses	299,872	279,023	20,849	9.0%	9.1%
Selling, general, and administrative expenses	265,131	224,127	41,004	8.0%	7.3%
Multiemployer pension plan withdrawal expense	—	6,376	(6,376)	0.0%	0.2%
Operating income	$193,201	$165,066	$28,135	5.8%	5.4%
Foreign exchange (gain) / loss	(993)	2,255	(3,248)	0.0%	0.0%
Equity method investments income	(1,752)	(548)	(1,204)	(0.1)%	0.0%
Pension income	(5,924)	(5,580)	(344)	(0.2)%	(0.2)%
Loss on debt extinguishment	1,305	679	626	0.0%	0.0%
Interest expense, net	52,282	40,078	12,204	1.6%	1.3%
Income before provision (benefit) for income taxes	148,283	128,182	20,101	4.5%	4.2%
Provision (benefit) for income taxes	(95,220)	41,930	(137,150)	(2.9)%	1.4%
Net income	$243,503	$86,252	$157,251	7.3%	2.8%

Paper and Packaging segment net sales increased by $222.3 million to $2,421.6 million for the year ended December 31, 2017 due to $154.7 million of higher prices and a more favorable product mix, $50.3 million of higher sales volume and $14.4 million of increased intersegment sales to the Distribution segment.  Average mill selling price per ton for the year ended December 31, 2017 was $677 compared to $623 for 2016, reflecting higher containerboard prices and a more favorable product mix.

The following price increases contributed to the year-over-year revenue growth for the Paper and Packaging segment:

•                  In the third quarter of 2016, the Company implemented a $40 per ton price increase for North American containerboard effective for shipments beginning October 1, 2016 and an 8 to 10 percent increase for corrugated products effective for shipments beginning November 1, 2016.

•                  In the first quarter of 2017, the Company announced a $50 per ton price increase for all North America containerboard products effective for shipments beginning March 13, 2017 and a 10 to 12 percent price increase for all corrugated products.

•                  In September 2017, the Company announced a $50 per ton price increase for Kraft paper grades and $50 per ton for Saturating Kraft paper for shipments beginning October 1, 2017.

Distribution segment net sales increased $30.5 million to $980.5 million for the year ended December 31, 2017 compared to 2016, due to higher prices related to the pass thru of higher containerboard costs, partially offset by lower sales volume.

Paper and Packaging segment sales to customers by product line were as follows:

	Years Ended December 31,
	Net Sales (in thousands)		Increase/		Tons Sold		Increase/
Product Line Revenue:	2017	2016	(Decrease)%		2017	2016	(Decrease)%
Containerboard / Corrugated products	$1,614,936	$1,420,339	$194,597	13.7%	1,858,251	1,796,491	61,760	3.4%
Specialty paper	718,532	692,043	26,489	3.8%	1,005,678	1,023,559	(17,881)	(1.7)%
Other	88,155	86,927	1,228	1.4%	—	—	—	—
Product sold	$2,421,623	$2,199,309	$222,314	10.1%	2,863,929	2,820,050	43,879	1.6%

Tons of product sold in 2017 was 2,863,929 tons compared to 2,820,050 tons in 2016, an increase of 43,879 tons, or 1.6 percent, as follows:

•                  Containerboard / Corrugated products sales increased by 61,760 tons to 1,858,251 tons, primarily due to higher domestic containerboard shipments of 83,950 tons and an increase in corrugated products sales of 27,006 tons, partially offset by lower export containerboard shipments of 49,196 tons.

•                  Specialty paper sales volume decreased by 17,881 tons to 1,005,678 tons, primarily due to a decrease in pulp shipments of 28,365 tons, kraft paper shipments of 26,100 tons and Kraftpak® shipments of 9,484 tons, partially offset by higher DuraSorb® shipments of 46,066 tons.

Cost of sales, excluding depreciation and amortization expense, for the year ended December 31, 2017 was $2,370.7 million compared to $2,220.5 million for the year ended December 31, 2016, an increase of $150.2 million, or 6.8 percent.  The increase in cost of sales was mainly due to $50.9 million of higher manufacturing costs, $33.8 million of higher OCC costs, $24.2 million due to higher sales volume, $14.2 million of higher planned maintenance outage costs, $11.9 million of higher management incentives and benefits, $10.2 million for the closure of the Oakland, California box plant, $8.1 million for the Company’s Charleston and Longview paper mills unplanned downtime, $5.9 million for union contract ratification costs and $2.0 million for a Longview paper mill hazardous piping inspection settlement.  These costs were partially offset by $11.4 million of favorable productivity.  Planned maintenance outage costs of approximately $46.8 million and $32.6 million are included in cost of sales for the years ended December 31, 2017 and 2016, respectively.

Depreciation and amortization expense for the year ended December 31, 2017 totaled $186.8 million compared to $182.2 million in 2016.  The increase of $4.6 million was primarily due to $6.6 million of higher depreciation expense, partially offset by $2.0 million of lower amortization expense.

Freight and distribution expenses for the year ended December 31, 2017 totaled $299.9 million compared to $279.0 million in 2016. The increase of $20.9 million was primarily due to a higher percentage of domestic container board shipments and higher operating costs.

Selling, general and administrative expenses for the year ended December 31, 2017 totaled $265.1 million compared to $224.1 million in 2016. The increase of $41.0 million, or 18.3 percent, was primarily due to $23.0 million of higher management incentives and benefits, a $6.0 million increase in stock compensation expense, $5.1 million related to strategic investments, $4.2 million increase in expense related to the Victory contingent consideration liability and $1.2 million of higher Distribution segment operating costs. For the year ended December 31, 2017, selling, general and administrative expenses as a percentage of net sales increased to 8.0 percent from 7.3 percent in 2016.

In October 2016, the Company provided formal notification to withdraw from its GCIU multiemployer pension plan. Accordingly, the Company recorded an estimated withdrawal liability of approximately $6.4 million during the year ended December 31, 2016.  There was not a similar charge in 2017.

Foreign exchange (gain) / loss for the year ended December 31, 2017 totaled $(1.0) million compared to $2.3 million in 2016 primarily due to the weakening of the U.S. dollar to euro.

Equity method investments income for year ended December 31, 2017 totaled $1.8 million compared to $0.5 million in 2016 due to the full year benefit of the Company’s 2016 strategic investments.

Loss on debt extinguishment for the years ended December 31, 2017 and 2016 totaled $1.3 million and $0.7 million, respectively, due to voluntary prepayments on the term loans under the Credit Facility.

Net interest expense for the year ended December 31, 2017 and 2016 was $52.3 million and $40.1 million, respectively. Interest expense was $12.2 million higher in 2017, due to $8.9 million related to higher interest rates and $3.3 million of implicit interest on the long-term financing obligation. As of December 31, 2017 and 2016 our weighted-average cost of borrowings was 3.13 percent and 2.40 percent, respectively.

Provision (benefit) for income taxes for the year ended December 31, 2017 and 2016 was a ($95.2) million tax benefit and a $41.9 million tax expense, respectively, reflecting an effective income tax rate of (64.2) percent for 2017, compared to 32.7 percent for 2016. The lower provision (benefit) for income taxes in 2017 primarily reflects a $144.4 million provisional tax benefit from the Tax Act from re-measuring the Company’s deferred tax liabilities from 35 percent to the new 21 percent rate, less a transition tax accrual. Absent the Tax Act, the Company’s 2017 effective income tax rate would have been 33.2 percent.

The following table compares results of operations for the years ended December 31, 2016 and 2015. This table has been recast to reflect the retrospective adoption of ASU 2017-07 which reclassified the components of net benefit income other than service cost from cost of sales, excluding depreciation and amortization, to pension income.

	Years Ended December 31,		Increase/	% of Net Sales
	2016	2015	(Decrease)	2016	2015

Paper and packaging	$2,199,309	$2,228,676	$(29,367)	71.5%	79.9%
Distribution	950,037	582,949	367,088	30.8%	20.9%
Intersegment Eliminations	(72,089)	(22,280)	(49,809)	(2.3)%	(0.8)%
Net sales	$3,077,257	$2,789,345	$287,912	100.0%	100.0%
Cost of sales, excluding depreciation and amortization	2,220,452	1,994,889	225,563	72.2%	71.5%
Depreciation and amortization	182,213	162,179	20,034	5.9%	5.8%
Freight and distribution expenses	279,023	234,469	44,554	9.1%	8.4%
Selling, general, and administrative expenses	224,127	210,844	13,283	7.3%	7.6%
Multiemployer pension plan withdrawal expense	6,376	—	6,376	0.2%	0.0%
Operating income	$165,066	$186,964	$(21,898)	5.4%	6.7%
Foreign exchange loss	2,255	2,556	(301)	0.0%	0.1%
Equity method investments income	(548)	—	(548)	0.0%	0.0%
Pension income	(5,580)	(12,203)	6,623	(0.2)%	(0.4)%
Loss on debt extinguishment	679	1,218	(539)	0.0%	0.0%
Interest expense, net	40,078	33,759	6,319	1.3%	1.2%
Income before provision for income taxes	128,182	161,634	(33,452)	4.2%	5.8%
Provision for income taxes	41,930	55,248	(13,318)	1.4%	2.0%
Net income	$86,252	$106,386	$(20,134)	2.8%	3.8%

Consolidated net sales for the year ended December 31, 2016 were $3,077.3 million compared to $2,789.3 million for the year ended December 31, 2015, an increase of $288.0 million, or 10.3 percent.

Paper and Packaging segment net sales of $2,199.3 million decreased by $29.4 million from the prior year due to $100.0 million of lower prices and a less favorable product mix, partially offset by $19.8 million of higher domestic sales volumes and $49.8 million of increased intersegment sales. Average mill selling price per ton for 2016 was $623 compared to $667 for 2015, reflecting lower containerboard prices and export kraft paper prices and a less favorable product mix.

Distribution segment net sales of $950.0 million increased by $367.1 million from the prior year, primarily driven by the benefit of owning Victory for the full year of 2016, as compared to seven months in 2015.

Paper and Packaging segment sales to customers by product line were as follows:

	Years Ended December 31,
	Net Sales (in thousands)		Increase/		Tons Sold		Increase/
Product Line Revenue:	2016	2015	(Decrease)%		2016	2015	(Decrease)%
Containerboard / Corrugated products	$1,420,339	$1,421,802	$(1,463)	(0.1)%	1,796,491	1,714,476	82,015	4.8%
Specialty paper	692,043	720,588	(28,545)	(4.0)%	1,023,559	1,017,905	5,654	0.6%
Other	86,927	86,286	641	0.7%	—	—	—	—
Product sold	$2,199,309	$2,228,676	$(29,367)	(1.3)%	2,820,050	2,732,381	87,669	3.2%

Tons of product sold in 2016 was 2,820,050 tons compared to 2,732,381 tons in 2015, an increase of 87,669 tons, or 3.2 percent, as follows:

•                  Containerboard / Corrugated products sales increased by 82,015 tons to 1,796,491 tons, primarily due to an increase in containerboard shipments of 72,039 tons and an increase in corrugated products sales of 9,976 tons.

•                  Specialty paper sales volume increased by 5,654 tons to 1,023,559 tons, primarily due to an increase in kraft paper shipments of 38,313 tons, pulp shipments of 14,318 tons and Kraftpak® shipments of 6,749 tons, partially offset by lower DuraSorb® shipments of 53,726 tons.

Cost of sales, excluding depreciation and amortization expense, for the year ended December 31, 2016 was $2,220.5 million compared to $1,994.9 million for the year ended December 31, 2015, an increase of $225.6 million, or 11.3 percent. The increase in cost of sales was mainly due to the $264.0 million impact of the Victory acquisition. Excluding the Victory acquisition, cost of sales decreased by $38.4 million, or 2.5 percent, due to $15.1 million of the 2015 Longview mill work stoppage costs not incurred in 2016, $9.2 million of deflation on material costs, $5.4 million due to the suspension of certain employee benefits, $1.6 million of lower management incentives due to lower earnings, and $4.8 million of lower planned maintenance outage costs. These cost decreases were partially offset by $6.4 million of costs due to Hurricane Matthew. Planned maintenance outage costs during 2016 and 2015 totaled $32.6 million and $37.4 million, respectively, and were included in cost of sales for those years.

Depreciation and amortization expense for the year ended December 31, 2016 totaled $182.2 million compared to $162.2 million for 2015. The increase of $20.0 million was primarily due to $10.1 million from higher capital spending and $9.9 million from the Victory acquisition, including $8.2 million of amortization expense for acquired intangible assets.

Freight and distribution expenses for the year ended December 31, 2016 totaled $279.0 million compared to $234.5 million in 2015. The increase of $44.5 million was primarily due to $40.6 million attributable to the Victory acquisition and higher sales volume.

Selling, general and administrative expenses for the year ended December 31, 2016 totaled $224.1 million compared to $210.8 million in 2015. The increase of $13.3 million, or 6.3 percent, was primarily due to Victory’s direct selling and administrative expenses of $44.0 million. Excluding the impact of the Victory acquisition, selling, general and administrative expenses decreased by $30.7 million, or 14.6 percent. The decrease in selling, general and administrative expenses was primarily due to $9.8 million of lower management incentives due to lower earnings, $8.7 million of savings due to the suspension of certain employee benefits, $2.9 million of Victory acquisition related expenses not incurred in 2016, $2.1 million of lower expense due to the change in fair value of the contingent consideration liability related to the Victory acquisition, $2.6 million of lower integration expenses and $0.9 million of lower stock compensation expense. These decreases in expense were partially offset by $1.1 million of CFB acquisition related expenses. As a percentage of net sales, selling, general and administrative expenses decreased to 7.3 percent from 7.6 percent in 2015.

In October 2016, the Company provided formal notification to withdraw from its GCIU multiemployer pension plan. Accordingly, the Company recorded an estimated withdrawal liability of approximately $6.4 million during the year ended December 31, 2016.

Pension income for the years ended December 31, 2016 and 2015 totaled $5.6 million and $12.2 million, respectively. The $6.6 million decrease is due to $3.8 million lower return on assets and $2.8 million of higher amortization of net actuarial loss.

Loss on debt extinguishment for the years ended December 31, 2016 and 2015 totaled $0.7 million and $1.2 million, respectively. The decrease is due to lower repayments on the term loans under the Credit Facility in 2016.

Net interest expense for the years ended December 31, 2016 and 2015 was $40.1 million and $33.8 million, respectively.

Interest expense reflects interest on the outstanding borrowings under the Credit Facility and the receivables credit facility in connection with our trade receivables securitization program (the “Receivables Credit Facility”) and amortization of debt issuance costs. Interest expense was $6.3 million higher for the year ended 2016, primarily due to higher term loan balances associated with the Victory acquisition and higher interest rates. The weighted-average cost of borrowing was 2.40 percent as of December 31, 2016 compared to 2.05 percent as of December 31, 2015.

Provision for income taxes for the years ended December 31, 2016 and 2015 was $41.9 million and $55.2 million, respectively, reflecting an effective income tax rate of 32.7 percent for 2016, compared to 34.2 percent for 2015. The lower provision for income taxes in 2016 primarily reflects lower pre-tax income of $33.5 million.

Liquidity and Capital Resources

The Company’s primary sources of liquidity are net cash provided by operating activities and available borrowing capacity under our revolving credit facility.

Credit Facility

The Company had $485.9 million available to borrow under the $500 million revolving credit facility (“Revolver”) portion of our Credit Facility at December 31, 2017.  In addition, the Credit Facility also includes an uncommitted accordion feature that allows the Company, subject to certain significant conditions, to request additional commitments from our existing or new lenders under the Credit Facility without further approvals of any existing lenders thereunder.  The aggregate amount of such increases in potential commitments (and potential borrowings) is limited to $600 million, unless the Company would maintain a pro forma total leverage ratio of 2.5 to 1.0 or less after giving effect to the increase in potential commitments (and potential borrowings).  For a description of our Credit Facility, see Note 10 “Short-term Borrowings and Long-term Debt”.

Receivables Credit Facility

Effective as of June 1, 2017, the Company entered into Amendment No. 3 to the Receivables Purchase Agreement (the “Amendment”) amending its Receivables Purchase Agreement dated as of September 26, 2014 (as amended from time to time, the “Receivables Purchase Agreement”), which is part of an accounts receivable securitization program (the “Securitization Program”) of the Company and certain of its subsidiaries. The Amendment included the following changes to the Receivables Purchase Agreement:

•                  the aggregate commitment of the Purchasers (as defined in the Receivables Purchase Agreement) under the Receivables Purchase Agreement was increased from $275.0 million to $325.0 million;

•                  the “Facility Termination Date” (as defined in the Receivables Purchase Agreement) was extended from June 6, 2017 to June 1, 2018; and

•                  certain definitions used to determine the maximum amount that may be outstanding under the Securitization Program were added or modified, as applicable, in a manner favorable to the Company.

On February 21, 2017, the Company entered into Amendment No. 3 to the Receivables Sale Agreement amending its Receivables Sale Agreement dated as of September 26, 2014, which is part of the Securitization Program. All accounts receivable purchased from API and all accounts receivable generated from facilities acquired from API that are not paid to an eligible bank account are designated as “Excluded Receivables”.

For a description of our Securitization Program, see Note 10 “Short-term Borrowings and Long-term Debt — Receivables Credit Facility”.

As of December 31, 2017, the Company had $308.8 million of outstanding borrowings under its $325.0 million Receivables Credit Facility with an interest rate of 2.31 percent.

Voluntary and Mandatory Prepayments

For the years ended December 31, 2017 and 2016, the Company made $155.0 million and $64.7 million, respectively, of voluntary prepayments on its term loans under its Credit Facility using cash generated from operations.

For the years ended December 31, 2017 and 2016, the Company made $50.3 million and $39.3 million, respectively, of mandatory payments throughout the year on the Receivable Credit Facility based on certain trade receivable balances as defined by the Amendment No. 3 to the Receivables Sales Agreement.

Other Borrowing

In 2017, the Company entered into a $6.2 million financing agreement at an annual interest rate of approximately 2.4 percent for its annual property insurance premiums.  The Company repaid this obligation as of December 31, 2017.

In 2016, the Company paid its annual property insurance premiums with cash on hand.

Debt Covenants

The Company must comply on a quarterly basis with the financial covenants of its Credit Agreement, including a maximum permitted leverage ratio. The leverage ratio is calculated by dividing the Company’s debt net of available cash by its rolling twelve month total earnings before interest expense, taxes, depreciation and amortization and allowable adjustments. The maximum permitted leverage ratio declines over the life of the Credit Agreement. On December 31, 2017, the Company was in compliance with a leverage ratio of 3.20 to 1.00 compared to a maximum permitted leverage ratio of 4.50 to 1.00.

The Credit Agreement also includes a financial covenant requiring a minimum interest coverage ratio. This ratio is calculated by dividing the Company’s trailing twelve month total earnings before interest expense, taxes, depreciation and amortization and allowable adjustments by the sum of our net cash interest payments during the twelve month period.  On December 31, 2017, the Company was in compliance with the Credit Agreement with an interest coverage ratio of 8.98 to 1.00 compared to a minimum required ratio of 3.00 to 1.00.

As of December 31, 2017, the Company was also in compliance with all other covenants in the Credit Agreement.

Income Taxes

Income taxes paid, net of refunds, were $45.8 million, $23.8 million and $65.5 million in 2017, 2016 and 2015, respectively. The increase in 2017 was primarily due to higher pre-tax income and the election to defer certain payments from 2016 to 2017. The Company expects its 2018 cash tax rate to be approximately 24 percent.

Sources and Uses of Cash

Years ended December 31 ($ in thousands)	2017	2016	2015
Operating activities	$325,468	$281,920	$262,457
Investing activities	(171,386)	(151,754)	(743,802)
Financing activities	(155,402)	(107,602)	459,699
Total change in cash and cash equivalents	$(1,320)	$22,564	$(21,646)

2017

Cash and cash equivalents decreased by $1.3 million from December 31, 2016, reflecting $325.5 million provided by operating activities, $171.4 million used in investing activities and $155.4 million used in financing activities.

Net cash provided by operating activities was $325.5 million, comprised of net income of $243.5 million, non-cash charges of $68.4 million and improved working capital of $13.6 million. Net cash provided by operating activities increased by $43.5 million during the year ended December 31, 2017, compared to 2016, mainly due to $157.3 million of higher net income, $7.6 million decrease in cash used for working capital, partially offset by lower non-cash charges of $121.3 million.  The decrease in cash used for working capital is primarily due to higher accrued compensation and accounts payable, partially offset by higher trade receivables reflecting a 14.8 percent increase in net sales.

Net cash used in investing activities was $171.4 million and includes $138.4 million for capital expenditures and $33.5 million for the API acquisition.  Net cash used in investing activities increased by $19.6 million for the year ended December 31,

2017, compared to 2016, primarily due to the API acquisition and higher capital spending in 2017, partially offset by the strategic investment activity in 2016.

Net cash used in financing activities was $155.4 million and reflects a $155.0 million prepayment of the term loans under the Credit Facility, $38.7 million of quarterly dividend payments, partially offset by $39.6 million of net borrowings under the Receivable Credit Facility. Net cash used in financing activities increased by $47.8 million for the year ended December 31, 2017, compared to 2016, primarily due to higher prepayment of the term loans under the Credit Facility in 2017, partially offset by higher borrowings under the receivables credit facility.

2016

Cash and cash equivalents increased by $22.6 million from December 31, 2015, reflecting $281.9 million of net cash provided by operating activities, $151.8 million of net cash used in investing activities and $107.6 million of net cash used in financing activities.

Net cash provided by operating activities was $281.9 million, comprised primarily of net income of $86.3 million, non-cash charges of $189.7 million and improved working capital of $5.9 million. Net cash provided by operating activities increased by $19.5 million during the year ended December 31, 2016, compared to 2015, mainly due to a $37.3 million decrease in cash used for working capital and $2.3 million of higher non-cash charges, partially offset by $20.1 million of lower net income.  The decrease in cash used for working capital mainly reflects lower raw material inventories and prepaid expenses offset by higher trade accounts receivable.

Net cash used in investing activities includes $126.9 million for capital expenditures, $15.4 million for the CFB acquisition and $11.8 million of equity method investments, partially offset by $4.9 million of proceeds from asset sales.  Net cash used by investing activities decreased by $592.0 million for the year ended December 31, 2016, compared to 2015, primarily due to the Victory acquisition in 2015.

Net cash used in financing activities was $107.6 million and reflects a $64.7 million prepayment of the term loans under the Credit Facility, $38.7 million of quarterly cash dividend payments, $6.4 million of net short-term borrowings under the Revolver and $2.3 million of loan amendment fees, partially offset by $3.7 million of net borrowings under the Receivables Credit Facility.  Net cash provided by financing activities decreased by $567.3 million for the year ended December 31, 2016, compared to 2015, primarily due to higher net borrowings in 2015 to fund the Victory acquisition.

Future Cash Needs

We expect that cash on hand at December 31, 2017 and cash generated from operating activities in 2018 will be sufficient to meet anticipated cash needs, which primarily consists of approximately $169.0 million of expected capital expenditures, approximately $45.0 million of interest expense, $39.0 million of cash dividends to stockholders and any additional working capital needs.

Should the need arise, we have the ability to draw from our $500.0 million Revolver.  In addition, if available and subject to specified significant conditions, we may have the ability to request additional commitments from our existing or new lenders and borrow up to $600.0 million under the accordion provision of our Credit Facility without further approvals of any existing lenders thereunder.  As of December 31, 2017, the Company had no borrowings under the Revolver and $485.9 million of remaining Revolver availability, net of outstanding letters of credit.

On a long term basis, we expect that cash generated from operating activities and, if needed, the ability to draw from our Revolver and accordion provision, if available, will be sufficient to meet long term obligations.  Our long term obligations primarily consist of $1.4 billion of debt service and interest (which includes a $657.6 million final payment on our term loan A-1 and $308.8 million on our Receivable Credit Facility in June 2020 and a final payment on our term loan A-2 in June 2022 of $421.2 million), capital expenditures of approximately $140.0 million to $170.0 million annually, cash dividends to stockholders and working capital needs.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet financing arrangements.  The Company established a special purpose entity in connection with the Receivables Credit Facility, which is consolidated as part of our financial statements. We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. We believe our critical accounting policies are those described below. The Company’s audit committee has reviewed the policies listed below. For a detailed discussion of these and other accounting policies, see Note 2 “Significant Accounting Policies” of the Notes to the Consolidated Financial Statements.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 605, Revenue Recognition. Revenue is recognized when the customer takes title and assumes the risks and rewards of ownership, when the price is fixed and determinable and when collectability is reasonably assured.  Sales with terms designated f.o.b. (free on board) shipping point are recognized at the time of shipment. For sales transactions with terms f.o.b. destination, revenue is recorded when the product is delivered to the customer’s site and when title and risk of loss are transferred. Sales on consignment are recognized in revenue at the earlier of the month that the goods are consumed or after a period of time subsequent to receipt by the customer as specified by contract terms. Incentive rebates are typically paid in cash and are netted against revenue on an accrual basis as qualifying purchases are made by the customer to earn and thereby retain the rebate.

The Company recognizes revenue from the sale of shaft horsepower, generated by its cogeneration facility, and energy sales on a gross basis and is included in net sales.

Freight charged to customers is recognized in net sales.

Goodwill and Intangibles

Certain business acquisitions have resulted in the recording of goodwill. Upon acquisition, the purchase price is first allocated to identifiable assets and liabilities based on estimated fair value, with any remaining purchase price recorded as goodwill. Goodwill is considered an indefinite lived intangible asset and as such is not amortized. At December 31, 2017, we have goodwill of $720.6 million.  In conjunction with the API acquisition in February 2017 the Company’s goodwill increased by $15.0 million. See Note 3 “Strategic Investments” of the Notes to Consolidated Financial Statements.

Goodwill Valuations

Goodwill represents the excess of the cost of an acquired business over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination.  At December 31, 2017, we had $720.6 million of goodwill, of which we recorded $170.7 million in connection with the Victory acquisition in 2015, $1.0 million in connection with the CFB acquisition in 2016 and $15.0 million in connection with the API acquisition in 2017.  At December 31, 2017, we had $549.9 million and $170.7 million of goodwill allocated to our Paper and Packaging and Distribution segments, respectively.

We test for impairment annually in the fourth quarter, or sooner, if events or changes in circumstances indicate that the carrying value of the asset may exceed fair value.  The test is performed at the reporting unit level.  A reporting unit is an operating segment or one level below an operating segment (referred to as a “component”).  A component is considered a reporting unit for purposes of goodwill testing if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component.  We maintain three reporting units for purposes of our goodwill testing, Western Paper and Packaging Operations, Eastern Paper and Packaging Operations and Distribution.  Regional paper and packaging reporting units make up our Paper and Packaging segment and the Distribution reporting unit is the same as the Distribution segment.  Segment information is discussed further in Note 18 “Segment Information” of the Notes to Consolidated Financial Statements.

In 2017, the Company performed a quantitative assessment.  In conducting our quantitative goodwill impairment analysis, we use a two-step process.  First, we compare the book value of a reporting unit, including goodwill, with its fair value.  The fair value is estimated based on a combined market approach and a discounted cash flow analysis, also known as the income approach, and is reconciled back to the current market capitalization for the Company to ensure that the implied control premium is reasonable.  If the book value of a reporting unit exceeds its fair value, we perform the second step to estimate an implied fair value of the reporting unit’s goodwill by allocating the fair value for the reporting unit to all of the assets and liabilities other than goodwill (including any unrecognized intangible assets).  The difference between the total fair value of the reporting unit and the fair value of all the assets and liabilities other than goodwill is the implied fair value of that goodwill. The amount of impairment loss is equal to the excess of the book value of the goodwill over the implied fair value of that goodwill.  The initial step of our impairment test indicated no impairment for any of the years presented.

The following assumptions are used in calculating the fair value of reporting units:

•                  Company Business Projections. The discounted cash flow model utilizes business projections that are developed internally by management for use in managing the business. These projections include assumptions for sales volume growth, price and mix changes, synergy benefits from acquisitions, inflation on costs and expenses, income taxes, and capital expenditures. Our forecasts take into consideration recent sales data for existing products, planned integration of recent strategic investments, planned timing of capital projects, and economic indicators to estimate future production volumes, selling prices, and key input costs for our manufactured products. Our pricing assumptions include an assessment of industry supply and demand dynamics for our major products.

•                  Growth Rates. A growth rate is used to calculate the terminal value in the discounted cash flow model. The growth rate is the expected rate at which earnings or revenue is projected to grow beyond the forecast period. The terminal growth rate assumption in our discounted cash flow analysis was 3 percent for all reporting units.

•                  Discount Rates. Future cash flows are discounted at a rate that is consistent with a weighted average cost of capital for a potential market participant. The weighted average cost of capital is an estimate of the overall after-tax rate of return required by equity and debt holders of a business enterprise. The discount rates selected are based on existing conditions within our industry and reflect adjustments for potential risk premiums in those markets as well as weighting of the market cost of equity versus debt.  We used discount rates ranging from 9.5 percent to 11.5 percent in determining the discounted cash flows for each of our reporting units.

•                  EBITDA Multiples. The market approach requires the use of a valuation multiple to calculate the estimated fair value of a reporting unit. We use an EBITDA multiple based on a selection of comparable companies and recent acquisition transactions within our industries to corroborate the value calculated in our discounted cash flow analysis.

As of October 1, 2017, we determined that the fair values of all our reporting units were in excess of the carrying amount, and therefore, no goodwill impairment existed.  As a result, the second step of the goodwill impairment test was not required to be completed.

The estimates and assumptions we use are consistent with the business plans and estimates we use to manage operations and to make acquisition and divestiture decisions. The use of different assumptions could impact whether an impairment charge is required and, if so, the amount of such impairment. Future outcomes may also differ.  If we fail to achieve estimated volume and pricing targets, experience unfavorable market conditions or achieve results that differ from our estimates, then revenue and cost forecasts may not be achieved, and we may be required to recognize impairment charges, which could have a significant noncash impact on our operating results and financial condition. We cannot predict the occurrence of future events that might adversely affect the reported value of our goodwill and intangible assets. As additional information becomes known, we may change our estimates.

Intangible assets acquired in a business combination or asset purchase are initially valued at the fair market value using generally accepted valuation methods appropriate for the type of the intangible asset. Definite-lived intangible assets are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. The evaluation of the impairment is based upon a comparison of the carrying amount of the intangible asset to the estimated future undiscounted cash flows expected to be generated by the asset. If the estimated undiscounted future cash flows are less than the carrying amount of the assets, the asset is considered to be impaired. If impaired, the intangible asset is written down to estimated fair market value.

Pension and Postretirement Benefits

The Company provides pension and postretirement benefits to certain employees and accounts for these benefits in accordance with ASC 715, Compensation—Retirement Benefits. For financial reporting purposes, long-term assumptions are developed through consultations with actuaries. Such assumptions include the expected long-term rate of return on plan assets, discount rates, health care trend rates and mortality rates. The discount rate for the current year is based on long-term high quality bond rates.  We describe these assumptions in Note 12, “Pension and Postretirement Benefits”, of the Notes to Consolidated Financial Statements, which include, among others, the discount rate, expected long-term rate of return on plan assets and expected rates of increase in compensation levels.  Although there is authoritative guidance on how to select most of these assumptions, management must exercise judgment when selecting these assumptions.  We evaluate these assumptions with our actuarial advisors on an annual basis and we believe they are within accepted industry ranges, although an increase or decrease in the assumptions or economic events outside our control could have a direct impact on recorded obligations and reported net earnings.

A summary of key assumptions for 2017, 2016 and 2015 is as follows:

	Pension Benefits Actuarial Assumptions
	2017	2016	2015
Weighted-average discount rate assumption used to determine PBO at December 31,	4.10%	4.50%	4.66%
Weighted-average actuarial assumptions for net expense:
Discount rate	4.50%	4.66%	4.24%
Long-term rate of return on plan assets	6.50%	6.50%	6.50%

The measurement date for our plan is year-end as of December 31. Accordingly, at the end of each year, we determine the discount rate to be used to discount pension liabilities to its present value. This rate is adjusted to match the duration of the liabilities associated with the pension plan. The discount rate reflects the current rate at which the pension liabilities could be effectively settled at the end of the year. The Company’s estimate of its projected benefit obligation (“PBO”) is highly dependent on changes in market interest rates. In estimating this rate at the end of 2017, we reviewed rates of return on relevant market indices and concluded that the Fidelity Bond Modeler is consistent with observable market conditions and industry standards for developing spot rate curves. The impact of the change in market interest rates during 2017 resulted in a $26.3 million increase to our PBO as of December 31, 2017.  These changes were recorded through “Accumulated other comprehensive loss,” a component of “Stockholders’ Equity” in the Consolidated Balance Sheets.

A significant element in determining our net periodic benefit income is the expected return on plan assets. For 2017, our expected long-term rate of return on plan assets was 6.50 percent, or $36.1 million.  This expected return on plan assets is included in the net periodic benefit income for the year ended December 31, 2017.

Actual return on plan assets was $78.5 million in 2017, an increase of $42.4 million compared to the expected return. The difference between the expected return and the actual return on plan assets is reflected on the Consolidated Balance Sheets through charges (credits) to “Accumulated other comprehensive loss.”  As of December 31, 2017 and 2016, the fair value of plan assets is $613.1 million and $574.4 million, respectively.

In addition to the discount rate change, we adopted updated U.S. mortality tables in 2017 for purposes of determining our mortality assumption used in the defined benefit plan’s liability calculation. The new assumptions were based on the Society of Actuaries recent mortality experience study and reflect future mortality improvement. Based on our experience and in consultation with our actuaries, we utilized a base RP-2014 with MP-2017 projection scale and appropriate collar adjustments. In 2016, we utilized the RP-2014 mortality tables with MP-2016 projection scale. The updated mortality assumption resulted in a decrease to the PBO of $4.7 million as of the end of 2017 and was recorded through “Accumulated other comprehensive loss.”

The decrease in the discount rate, the change to the updated mortality and other assumptions and overall plan experience has increased the PBO by $19.5 million to $621.9 million as of December 31, 2017 from $602.4 million as of December 31, 2016. As of December 31, 2017 and 2016, the plan’s unfunded status was $8.8 million and $28.1 million, respectively.

We recognized pension income, which is presented below operating income, of $5.9 million in 2017, compared to $5.6 million in 2016.  For the year ended December 31, 2018, we estimate pension income to approximate $12.4 million, reflecting a discount rate of 4.10 percent, an expected return on plan assets of 6.5 percent and amortization of actuarial losses of $2.1 million.

On October 31, 2016, the Company provided formal notification to withdraw from its GCIU multiemployer pension plan. Accordingly, the Company recorded an estimated withdrawal liability of approximately $6.4 million, based on annual payments of approximately $0.4 million over 20 years, discounted at a credit adjusted risk-free rate return of approximately 3.6 percent.  This liability is based on an analysis of the facts available to management; however, the withdrawal liability will ultimately be determined by the plan trustee.

Income Taxes

The Company accounts for income taxes under the liability method in accordance with ASC 740, Income Taxes. Accordingly, deferred income taxes are provided for the future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Deferred tax assets and liabilities are measured using tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is established when necessary to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company recognizes the benefit of tax positions when it is more likely than not to be sustained on its technical merits. The Company records interest and penalties on unrecognized tax benefits in the provision for income taxes.  As of December 31, 2017, the Company has $0.8 million in valuation allowances.

As of December 31, 2017, the Company re-measured its deferred income tax liabilities based on the enactment of the Tax Act signed into law on December 22, 2017.  The new law reduces the federal statutory tax rate from 35 percent to 21 percent.  Accordingly, the Company provisionally reduced its deferred income tax liability by approximately $144 million.  Due to this new law, the Company expects its effective income tax and cash tax rates to approximate 24 percent in 2018.

Recent Accounting Pronouncements

See Note 2 “Significant Accounting Policies” in the Notes to Consolidated Financial Statements for a discussion of recent accounting pronouncements.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2017 ($000’s):

	Payments Due by Period
Contractual Obligations	Total	2018	2019	2020	2021	2022	Thereafter
Long-term debt (1)	$1,078,875	$—	$—	$657,637	$—	$421,238	$—
Receivable credit facility (1)	308,849	—	—	308,849	—	—	—
Interest on long-term debt (2)	140,559	45,953	45,936	27,796	14,789	6,085	—
Operating lease obligations (3)	273,866	45,812	40,777	35,349	29,616	24,510	97,802
Capital lease obligation	14,230	561	561	561	561	574	11,412
Purchase obligations (4) (5)	360,247	35,686	32,703	31,938	31,174	30,792	197,954
Victory contingent consideration (6)	20,694	20,694	—	—	—	—	—
Multiemployer pension plan (7)	8,880	444	444	444	444	444	6,660
API long-term incentive plan (8)	5,000	5,000	—	—	—	—	—
Total	$2,211,200	$154,150	$120,421	$1,062,574	$76,584	$483,643	$313,828

(1)                                 These obligations are reflected on our Consolidated Balance Sheets at December 31, 2017, in long-term debt, net of current portion, as appropriate. See Note 10 “Short-term Borrowings and Long-term Debt” in the Notes to Consolidated Financial Statements.

(2)                                 Assumes debt is carried to full term. Debt bears interest at variable rates and the amounts above assume future interest will be incurred at the rates in effect on December 31, 2017. These obligations are not reflected on our Consolidated Balance Sheets at December 31, 2017.

(3)                                 These obligations are not reflected on our Consolidated Balance Sheets at December 31, 2017.  See Note 16 “Commitments and Contingencies” in the Notes to Consolidated Financial Statements.

(4)                                 Purchase obligations are agreements to purchase goods that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased. These obligations are not reflected on our Consolidated Balance Sheets at December 31, 2017. See Note 16 “Commitments and Contingencies” in the Notes to Consolidated Financial Statements regarding the Company’s purchase obligation relating to the Long Term Fiber Supply Agreement and the purchase of a contracted volume of natural gas.

(5)                                 In September, 2015, the Company signed a non-cancellable contract with a third party to produce wood chips for use at the Company’s North Charleston and Roanoke Rapids paper mills for twenty years, with an annual purchase obligation of approximately $13.4 million.

(6)                                 As of December 31, 2017, the Company is obligated to pay $20.7 million of contingent consideration to the former owners of Victory based on achieving certain financial performance criteria for the thirty month period following the closing.

(7)                                 On October 31, 2016, the Company provided formal notification to withdraw from its GCIU multiemployer pension plan. Accordingly, the Company recorded an estimated withdrawal liability of approximately $6.4 million.  The withdrawal liability is calculated based on annual payments of approximately $0.4 million over 20 years, discounted at a credit adjusted risk-free rate return of approximately 3.6 percent.  This liability is based on an analysis of the facts available to management; however, the withdrawal liability will ultimately be determined by the plan trustee.

(8)                                 In February 2017, the Company acquired API.  As part of the acquisition, the Company signed a four-year long-term incentive agreement with the sellers contingent on the achievement of certain financial targets.  This agreement contains an acceleration clause that would trigger upon the sale of the Company prior to the fourth anniversary of the API acquisition.  Contingent upon the closing of the KapStone acquisition by WestRock Company announced January 29, 2018, the Company will be required to make a $5.0 million payment to the sellers.  As of December 31, 2017, no accrual has been recorded related to this contingent obligation.

At this time, the Company does not expect to have any required contributions to its defined benefit plan in 2018.  The timing and amount of future contributions, which could be material, will depend on a number of factors, including the actual earnings and changes in values of plan assets, changes in interest rates and changes in mortality tables.

Item 8.  Financial Statements and Supplementary Data

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rule 3a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements and can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2017. Management based this assessment on the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in “Internal Control—Integrated Framework (2013 Framework).”

Based on this assessment, management concluded that, as of December 31, 2017, our internal control over financial reporting is effective.

Ernst & Young LLP, an independent registered public accounting firm, has audited the consolidated financial statements of the Company and the Company’s internal control over financial reporting and has included their reports herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of KapStone Paper and Packaging Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of KapStone Paper and Packaging Corporation (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 23, 2018 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2006.

Chicago, Illinois
February 23, 2018
except for Notes 1, 12 and 18, as to which the date is
May 4, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of KapStone Paper and Packaging Corporation

Opinion on Internal Control over Financial Reporting

We have audited KapStone Paper and Packaging Corporation’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, KapStone Paper and Packaging Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the 2017 consolidated financial statements of the Company and our report dated February 23, 2018 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP
Chicago, Illinois
February 23, 2018

KapStone Paper and Packaging Corporation

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$28,065	$29,385
Trade accounts receivable (Includes $425,216 at December 31, 2017, and $368,922 at December 31, 2016, associated with the securitization facility)	443,462	392,962
Other receivables	23,289	13,562
Inventories	315,575	322,664
Prepaid expenses and other current assets	17,470	10,247
Total current assets	827,861	768,820
Plant, property and equipment, net	1,453,607	1,441,557
Other assets	24,431	25,468
Intangible assets, net	297,475	314,413
Goodwill	720,611	705,617
Total assets	$3,323,985	$3,255,875
Liabilities and Stockholders’ Equity
Current liabilities:
Capital lease obligation	30	—
Dividend payable	10,302	10,052
Accounts payable	199,574	189,350
Accrued expenses	105,951	76,480
Accrued compensation costs	75,215	48,840
Accrued income taxes	31,458	15,971
Total current liabilities	422,530	340,693
Other liabilities:
Long-term debt (Includes $308,849 at December 31, 2017, and $269,273 at December 31, 2016, associated with the securitization facility)	1,374,502	1,485,323
Long-term financing obligation	82,199	—
Capital lease obligation	4,595	—
Pension and postretirement benefits	14,196	34,207
Deferred income taxes	252,101	405,561
Other liabilities	36,848	85,761
Total other liabilities	1,764,441	2,010,852
Stockholders’ equity:
Preferred stock $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock — $0.0001 par value; 175,000,000 shares authorized; 97,043,750 shares issued and outstanding (excluding 40,000 treasury shares) at December 31, 2017 and 96,639,920 shares issued and outstanding (excluding 40,000 treasury shares) at December 31, 2016	10	10
Additional paid-in-capital	291,629	275,970
Retained earnings	894,061	689,668
Accumulated other comprehensive loss	(48,686)	(61,318)
Total stockholders’ equity	1,137,014	904,330
Total liabilities and stockholders’ equity	$3,323,985	$3,255,875

See notes to consolidated financial statements.

KapStone Paper and Packaging Corporation

Consolidated Statements of Comprehensive Income

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2017	2016	2015

Net sales	$3,315,660	$3,077,257	$2,789,345
Cost of sales, excluding depreciation and amortization	2,370,655	2,220,452	1,994,889
Depreciation and amortization	186,801	182,213	162,179
Freight and distribution expenses	299,872	279,023	234,469
Selling, general, and administrative expenses	265,131	224,127	210,844
Multiemployer pension plan withdrawal expense	—	6,376	—
Operating income	193,201	165,066	186,964

Foreign exchange (gain) / loss	(993)	2,255	2,556
Equity method investments income	(1,752)	(548)	—
Pension income	(5,924)	(5,580)	(12,203)
Loss on debt extinguishment	1,305	679	1,218
Interest expense, net	52,282	40,078	33,759
Income before provision (benefit ) for income taxes	148,283	128,182	161,634
Provision (benefit) for income taxes	(95,220)	41,930	55,248
Net income	$243,503	$86,252	$106,386
Other comprehensive income / (loss), net of tax
Foreign currency translation adjustment	373	(551)	—
Defined pension and post-retirement plans:
Net actuarial gain/(loss)	12,178	502	(13,182)
Prior service cost	(2,063)	—	—
Pension and postretirement plan reclassification adjustments:
Amortization (accretion) of prior service costs	(282)	(416)	1,413
Amortization of net loss	2,426	2,403	502
Other comprehensive income/(loss), net of tax	12,632	1,938	(11,267)
Total comprehensive income	$256,135	$88,190	$95,119

Weighted average number of shares outstanding:
Basic	96,859,516	96,533,368	96,257,749
Diluted	98,615,101	97,777,066	97,635,539
Net income per share:
Basic	$2.51	$0.89	$1.11
Diluted	$2.47	$0.88	$1.09
Dividends declared per common share	$0.40	$0.40	$0.40

See notes to consolidated financial statements.

KapStone Paper and Packaging Corporation

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands, except share amounts)

					Accumulated
	Common Stock, net		Additional		Other	Total
	of Treasury Stock		Paid-In	Retained	Comprehensive	Stockholders’
	Shares	Amount	Capital	Earnings	Loss	Equity
Balance - December 31, 2014	96,046,554	$10	$255,505	$574,601	$(51,989)	$778,127
Stock-based compensation expense	—	—	9,835	—	—	9,835
Payment of withholding taxes on vested restricted stock awards and options exercised	155,283		(2,508)	—	—	(2,508)
Exercise of stock options	91,256	—	896	—	—	896
Excess tax benefit from stock-based compensation	—	—	1,649	—	—	1,649
Employee Stock Purchase Plan	34,413	—	843	—	—	843
Dividends declared	—	—	—	(38,681)	—	(38,681)
Net income	—	—	—	106,386	—	106,386
Pension and postretirement plan adjustments, net of tax of $6,852	—	—	—	—	(11,267)	(11,267)
Balance - December 31, 2015	96,327,506	$10	$266,220	$642,306	$(63,256)	$845,280
Stock-based compensation expense	—	—	8,938	—	—	8,938
Payment of withholding taxes on vested restricted stock awards and options exercised	149,411	—	(810)	—	—	(810)
Exercise of stock options	100,367	—	858	—	—	858
Excess tax deficiency from stock-based compensation	—	—	(207)	—	—	(207)
Employee Stock Purchase Plan	62,636	—	971	—	—	971
Dividends declared	—	—	—	(38,890)	—	(38,890)
Net income	—	—	—	86,252	—	86,252
Pension and postretirement plan adjustments, net of tax of $1,493	—	—	—	—	2,489	2,489
Foreign currency translation adjustment	—	—	—	—	(551)	(551)
Balance - December 31, 2016	96,639,920	$10	$275,970	$689,668	$(61,318)	$904,330
Stock-based compensation expense	—	—	14,910	—	—	14,910
Payment of withholding taxes on vested restricted stock awards and options exercised	176,444	—	(1,884)	—	—	(1,884)
Exercise of stock options	180,643	—	1,686	—	—	1,686
Employee Stock Purchase Plan	46,743	—	947	—	—	947
Dividends declared	—	—	—	(39,110)	—	(39,110)
Net income	—	—	—	243,503	—	243,503
Pension and postretirement plan adjustments, net of tax of $4,459	—	—	—	—	12,259	12,259
Foreign currency translation adjustment	—	—	—	—	373	373
Balance - December 31, 2017	97,043,750	$10	$291,629	$894,061	$(48,686)	$1,137,014

See notes to consolidated financial statements.

KapStone Paper and Packaging Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2017	2016	2015
Operating activities
Net income	$243,503	$86,252	$106,386
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of plant and equipment	155,903	149,318	136,886
Amortization of intangible assets	30,898	32,895	25,293
Stock-based compensation expense	14,910	8,938	9,835
Pension and postretirement	(3,292)	(3,694)	(11,182)
Multiemployer pension plan withdrawal expense	—	6,376	—
Excess tax deficiency / (benefit) from stock-based compensation	—	207	(1,649)
Amortization of debt issuance costs	4,787	4,804	5,546
Loss on debt extinguishment	1,305	679	1,218
Loss on disposal of fixed assets	5,372	3,599	951
Deferred income taxes	(157,918)	(14,440)	11,042
Inventory step-up expense	—	—	5,800
Change in fair value of contingent consideration liability	5,794	1,600	3,700
Equity method investments income, net of cash received	98	(548)	—
Plant closure costs	7,522	—	—
Provision for bad debt expense	3,024	—	—
Changes in assets and liabilities:
Trade accounts receivable, net	(51,040)	(27,452)	8,960
Other receivables	(7,945)	2,685	(1,596)
Inventories	6,904	13,700	(13,086)
Prepaid expenses and other current assets	296	17,063	(13,375)
Other assets	(843)	(993)	478
Accounts payable	9,676	(12,782)	(13,352)
Accrued expenses and other liabilities	10,952	11,806	16,155
Accrued compensation costs	30,075	(15,364)	(7,120)
Accrued income taxes	15,487	17,271	(8,433)
Net cash provided by operating activities	325,468	281,920	262,457

Investing activities
Equity method investments	—	(11,807)	—
Purchase of intangible assets	—	(2,525)	—
Acquisitions, net of cash acquired	(33,500)	(15,438)	(617,046)
Proceeds from the sale of assets	472	4,881	—
Capital expenditures	(138,358)	(126,865)	(126,756)
Net cash used in investing activities	(171,386)	(151,754)	(743,802)

Financing activities
Proceeds from revolving credit facility	422,000	451,000	350,000
Repayments on revolving credit facility	(422,000)	(457,400)	(343,600)
Proceeds from receivables credit facility	89,914	43,001	134,701
Repayments on receivables credit facility	(50,338)	(39,342)	(36,088)
Proceeds from long-term debt	—	—	519,763
Repayments on long-term debt	(155,000)	(64,687)	(116,438)
Repayments on long-term financing obligations	(495)	—	—
Repayments on capital lease	(22)	—	—
Cash dividends paid	(38,722)	(38,736)	(38,729)
Payment of loan amendment and debt issuance costs	(1,488)	(2,250)	(10,790)
Proceeds from other current borrowings	6,214	—	6,615
Repayments on other current borrowings	(6,214)	—	(6,615)
Payment of withholding taxes on stock awards	(1,884)	(810)	(2,508)
Proceeds from exercises of stock options	1,686	858	896
Proceeds from shares issued to ESPP	947	971	843
Excess tax (deficiency) / benefit from stock-based compensation	—	(207)	1,649
Net cash (used in) provided by financing activities	(155,402)	(107,602)	459,699

Net increase (decrease) in cash and cash equivalents	(1,320)	22,564	(21,646)
Cash and cash equivalents-beginning of period	29,385	6,821	28,467
Cash and cash equivalents-end of period	$28,065	$29,385	$6,821

See notes to consolidated financial statements.

KAPSTONE PAPER AND PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

($ in thousands, except share and per share amounts)

1. Description of Business and Basis of Presentation

KapStone Paper and Packaging Corporation, or the “Company,” produces and sells a variety of containerboard, corrugated products and specialty paper products in the United States and globally. The Company was incorporated on April 15, 2005 in Delaware.

On June 1, 2015, the Company acquired 100 percent of the partnership interests in Victory Packaging, L.P. and its subsidiaries (“Victory”).  As a result of the Victory acquisition, the accompanying consolidated financial statements are not comparative. The accompanying consolidated financial statements include the results of Victory since the date of its acquisition, see Note 4 “Victory Acquisition”.

In these consolidated financial statements, certain amounts in prior periods have been reclassified to conform to the current period presentation.  The Company adopted Accounting Standards Update (“ASU”) No. 2017-07 during the interim period ended March 31, 2018.  This reclassification did not affect the Company’s net income, earnings per share, financial position, or cash flows.

Principles of Consolidation—The consolidated financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates—The preparation of financial statements and related disclosures requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from the estimates.

Recently Adopted Accounting Standards — In July 2015, the Financial Accounting Standard’s Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-11, “Simplifying the Measurement of Inventory”, which is intended to simplify the subsequent measurement of inventories by replacing the current lower of cost or market test with a lower of cost and net realizable value test.  The guidance applies only to inventories for which cost is determined by methods other than last-in first-out and the retail inventory method.  Application of the standard, which should be applied prospectively, is required for the annual and interim periods beginning after December 15, 2016.  We adopted ASU 2015-11 during the interim period ended March 31, 2017, and it had no material impact on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting”, which requires all income tax effects of awards to be recognized in the income statement when the awards vest or are settled. It also allows an employer to repurchase more of an employee’s shares than previously allowed for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur.  The guidance is effective for public business entities for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. We adopted ASU 2016-09 prospectively during the interim period ended March 31, 2017.  The adoption of this ASU increased the Company’s provision for income taxes by $0.1 million for the year ended December 31, 2017.  The Company has elected to continue recognizing estimated forfeitures over the vesting term of the awards.

In March, 2017, the FASB issued ASU No. 2017-07, “Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” This ASU applies to all employers that offer to their employees defined benefit pension plans, other postretirement benefit plans, or other types of benefits accounted for under Topic 715, Compensation—Retirement Benefits. The ASU requires that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. If a separate line item or items are used to present the other components of net benefit cost, that line item or items must be appropriately described. If a separate line item or items are not used, the line item or items used in the income statement to present the other components of net benefit cost must be disclosed. The ASU also allows only the service cost component to be eligible for capitalization when applicable (e.g., as a cost of internally manufactured inventory or a self-constructed asset). Effective January 1, 2018, the Company adopted ASU 2017-07 applying the allowable practical expedient by using the amounts disclosed in the pension and other postretirement benefit plan footnote for the prior comparative periods as the estimation basis for applying the retrospective presentation requirements to the periods presented.  This resulted in a $5.9 million, $5.6 million and $12.2 million reclassification between cost of sales, excluding depreciation and amortization, and pension income in the Company’s Consolidated Statements of Comprehensive Income for the years ended December 31, 2017, 2016 and 2015, respectively. This reclassification did not affect the Company’s net income, earnings per share, financial position, or cash flows.

2. Significant Accounting Policies

Revenue Recognition—Revenue is recognized when the customer takes title and assumes the risks and rewards of ownership, when the price is fixed and determinable and when collectability is reasonably assured. Sales with terms f.o.b. (free on board) shipping point are recognized at the time of shipment. For sales transactions with terms f.o.b. destination, revenue is recorded when the product is delivered to the customer’s site and when title and risk of loss are transferred. Sales on consignment are recognized in revenue at the earlier of the month that the goods are consumed or after a period of time subsequent to receipt by the customer as specified by contract terms, provided all other revenue recognition criteria is met. Incentive rebates are typically paid in cash and are netted against revenue on an accrual basis as qualifying purchases are made by the customer to earn and thereby retain the rebate.  During 2017, 2016, and 2015, customer rebates totaled $35.4 million, $34.3 million and $32.7 million, respectively.

Freight charged to customers is recognized in net sales.

Cost of Sales—Cost of sales includes material, labor and overhead costs, but excludes depreciation of plant and equipment and amortization. Proceeds received from the sale of by-products generated from the paper and packaging manufacturing process are reflected as a reduction to cost of sales. Income from sales of by-products is derived primarily from the sale of tall oil, hardwood, turpentine and waste bales to third parties. During 2017, 2016 and 2015 cost of sales was reduced by $40.9 million, $32.6 million and $36.1 million, respectively, for these by-product sales.

Freight and Distribution Expenses—Freight and distribution includes shipping and handling costs for product sold to customers and is excluded from cost of sales.

Planned Maintenance Outage Costs—The Company recognizes the cost of maintenance activities in the period in which they occur under the direct expense method in accordance with ASC 360, Property, Plant and Equipment. The Company performs planned maintenance outages at its paper mills. Costs of approximately $46.8 million, $32.6 million and $37.4 million related to planned maintenance outages are included in cost of sales for the years ended December 31, 2017, 2016 and 2015, respectively.

Net Income per Common Share—Basic net income per share is based on the weighted average number of common shares outstanding during the period. Diluted income per share reflects the potential dilution assuming common shares were issued for the exercise of outstanding in-the-money stock options and unvested restricted stock awards and assuming the proceeds thereof were used to purchase common shares at the average market price during the period such awards were outstanding and inclusion of such shares is dilutive to net income per share.

Concentrations of Risk—Financial instruments that potentially expose the Company to concentrations of credit and market risk consist primarily of cash and cash equivalents and trade accounts receivable from sales of product to third parties. When excess cash and cash equivalents are invested they are placed in investment grade commercial paper.

No customer accounted for more than 10 percent of consolidated net sales in 2017, 2016 or 2015. In order to mitigate credit risk, the Company obtains letters of credit for certain export customers.  For the years ended December 31, 2017, 2016 and 2015, net sales to U.S. based customers were 86 percent, 83 percent and 82 percent, respectively, of consolidated net sales. Net sales to foreign based customers during 2017, 2016 and 2015 were 14 percent, 17 percent and 18 percent, respectively, of consolidated net sales.  See Note 18 “Segment Information”.

The Company establishes its allowance for doubtful accounts based upon factors mainly surrounding the credit risks of specific customers and other related information. Once an account is deemed uncollectible, it is written off. At December 31, 2017, 2016 and 2015 changes to the allowance for doubtful accounts are summarized as follows ($000’s):

	Balance at				Balance at
	beginning		Charged to		end
Year ended:	of year	Acquisition	Expense	Write-offs	of year
December 31, 2017	$1,353	—	$3,024	$(3,723)	$654
December 31, 2016	$1,084	$—	$881	$(612)	$1,353
December 31, 2015	$285	$742	$368	$(311)	$1,084

Foreign Currency Transactions—The Company invoices certain European customers in Euros and Mexican customers in Pesos. Outstanding amounts for such transactions are remeasured into U.S. dollars at the year-end rate of exchange and statements of comprehensive income items are remeasured at the weighted average exchange rates for the period. Gains and losses arising from these transactions are included in foreign exchange gains / (losses) within the Consolidated Statements of Comprehensive Income.

Cash and Cash Equivalents—Cash equivalents include all highly liquid investments with maturities of three months or less when purchased.

Fair value of Financial Instruments—The Company’s cash and cash equivalents, trade accounts receivables, pension assets, contingent consideration liability and accounts payables are financial assets and liabilities with carrying values that approximate fair value. The Company’s variable rate term loans are financial liabilities with fair values that approximate their carrying value of $1.4 billion.  See Note 10 “Short-term Borrowings and Long-term debt”.

Inventories—Inventories are valued at the lower of cost or market; whereby cost includes all direct and indirect materials, labor and manufacturing overhead, less by-product recoveries. Costs of raw materials, work-in-process, and finished goods are determined using the first-in, first-out method for KapStone locations with the exception of the Longview Paper mill and the seven western corrugated products manufacturing plants, which are on the last-in, first-out method.  In total, these locations represent 18 percent and 22 percent of consolidated inventories as of December 31, 2017 and 2016, respectively.  Replacement parts and other supplies are stated using the average cost method. Purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another are combined and recorded as exchanges of inventory measured at the book value of the item exchanged.

In conjunction with the Victory acquisition, KapStone acquired inventories which were recorded at fair value as of the acquisition date.  The cost for the Victory inventories is stated at the lower cost or market and is determined under the first-in, first-out method.

Plant, Property, and Equipment, net—Plant, property, and equipment are stated at cost less accumulated depreciation. Property, plant, and equipment acquired in acquisitions were recorded at fair value on the date of acquisition. Depreciation is computed using the straight-line method over the assets’ estimated useful lives. Assets under capital leases are depreciated on a straight-line method over the term of the lease or the useful life, if shorter. The range of estimated useful lives is as follows:

Years
Land improvements	3 - 25
Buildings	11 - 40
Machinery and equipment	3 - 30
Furniture and office equipment	5 - 10
Computer hardware and software	3 - 5

The Company accounts for costs incurred for the development of software for internal use in accordance with ASC 350 Intangibles—Goodwill and Other. This standard requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software.

Leases— The Company assesses lease classification as either capital or operating at lease inception or upon modification. We lease 13 of our corrugated products manufacturing plants and most distribution centers, as well as other property and equipment, under operating leases. For purposes of determining straight-line rent expense, the lease term is calculated from the date of possession of the facility, including any periods of free rent and any renewal option periods that are reasonably assured of being exercised.

Goodwill and Intangible Assets— Goodwill is the excess of purchase price over the fair value of the net assets of businesses acquired. On an annual basis and in accordance with ASC 350, Intangibles — Goodwill and Other, the Company evaluates goodwill using a quantitative or qualitative assessment to determine whether it is more likely than not that fair value of any reporting unit is less than it carrying amount.  If the Company determines that the fair value of the reporting unit may be less than its carrying amount, the Company evaluates goodwill using a two-step impairment test. Otherwise, the Company concludes that no impairment is indicated and does not perform the two-step impairment test.

If the qualitative assessment concludes that the two-step impairment test is necessary, the first step is to compare the book value of the reporting unit, including goodwill, with its fair value.  A reporting unit is an operating segment or one level below an operating segment (referred to as a “component”). A component is considered a reporting unit for purposes of goodwill testing if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component.  The Company has identified three reporting units; Western Paper and Packaging Operations, Eastern Paper and Packaging Operations and Distribution. The fair value is estimated based on a market approach and a discounted cash flow analysis, also known as the income approach, and is reconciled to the current market capitalization for the Company to ensure that the implied control premium is reasonable.  A discounted cash flow analysis requires the Company to make various judgmental assumptions, including assumptions about future cash flows, growth rates and discount rates.  The assumptions about future cash flows and growth rates are based on the forecast and long-term business plans of each reporting unit.  Discount rate assumptions are considered Level 3 inputs in the fair value hierarchy defined in ASC 820, Fair Value Measurements and Discounts.  Management also considers market-multiple information to corroborate the fair value conclusions reached using the discounted cash flow analysis.  If necessary, the second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill.  The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination.  The Company’s goodwill impairment analysis is performed annually at the beginning of the fourth quarter.  The Company performed a quantitative assessment and it did not result in an impairment charge for any periods presented.

Intangible assets acquired in a business combination or asset purchase are initially valued at the fair market value using generally accepted valuation methods appropriate for the type of the intangible asset. Definite-lived intangible assets are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. The evaluation of the impairment is based upon a comparison of the carrying amount of the intangible asset to the estimated future undiscounted cash flows expected to be generated by the asset. If the estimated undiscounted future cash flows are less than the carrying amount of the assets, the asset is considered to be impaired. If impaired, the intangible asset is written down to estimated fair market value.

Pension and Postretirement Benefits—The Company provides pension and postretirement benefits to certain employees and accounts for these benefits in accordance with ASC 715, Compensation—Retirement Benefits. For financial reporting purposes, long-term assumptions are developed through consultations with actuaries. Such assumptions include the expected long-term rate of return on plan assets, discount rates, health care trend rates and mortality rates. The discount rate for the current year is based on interest rates for long-term high quality bonds.

The amount of unrecognized actuarial gains and losses recognized in the current year’s operations is based on amortizing the unrecognized gains or losses for each plan that exceeds the larger of 10 percent of the projected benefit obligation or the fair value of plan assets, also known as the corridor. The amount of unrecognized gain or loss that exceeds the corridor is amortized over the average future service of the plan participants. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our pension and other postretirement benefit obligations and our future expense.

Income Taxes—The Company accounts for income taxes under the liability method in accordance with ASC 740, Income Taxes. Accordingly, deferred income taxes are provided for the future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Deferred tax assets and liabilities are measured using tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is established when necessary to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company recognizes the benefit of tax positions when it is more likely than not to be sustained on its technical merits. The Company records interest and penalties on unrecognized tax benefits in the provision for income taxes.

Amortization of Debt Issuance Costs—The Company capitalizes costs incurred in connection with borrowings or establishment of credit facilities. These costs are amortized over the life of the borrowing or life of the credit facility using the effective interest method. For the years ended December 31, 2017, 2016 and 2015, $4.8 million, $4.8 million and $5.5 million, respectively, of debt issuance costs have been amortized and recognized within interest expense, net.

In 2017, 2016 and 2015, the Company recorded losses on debt extinguishment of $1.3 million, $0.7 million and $1.2 million, respectively, due to voluntary prepayments totaling $155.0 million, $64.7 million and $103.5 million, respectively, on the term loans under the Company’s senior secured credit facility.

Stock Based Compensation Expense—The Company accounts for employee stock and stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation. Accordingly, compensation expense for the fair value of stock options, as determined on the date of grant, is recorded on an accelerated basis over the awards’ vesting periods. The compensation expense for the fair value of restricted stock units, as determined on the date of grant, is recorded on a straight-line basis over the awards’ vesting periods. Forfeitures are estimated on the date of grant and revised if actual or expected forfeiture activity differs materially from the original estimate.

Segment Information— The Company reports results in two reportable segments: Paper and Packaging and Distribution. These segments represent distinct businesses that are managed separately because of differing products and services. Each of these businesses requires distinct operating and marketing strategies.

The Paper and Packaging segment produces containerboard, corrugated products and specialty paper which are sold to customers who convert our products into end-market finished products or internally to corrugated products manufacturing plants that produce a wide variety of products ranging from basic corrugated shipping containers to specialized packaging.

The Distribution segment, which operates under the Victory trade name, provides its customers comprehensive packaging solutions and services and distributes corrugated packaging materials and other specialty packaging products, which include stretch film, void fill, carton sealing tape and other specialty tapes.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standard’s Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers”. The guidance in this update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (for example, insurance contracts or lease contracts). The guidance in this update supersedes the revenue recognition requirements in Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition”, and most industry-specific guidance throughout the Industry Topics of the Codification. Additionally, this update supersedes some cost guidance included in Subtopic 605-35, “Revenue Recognition—Construction-Type and Production-Type Contracts”. The standard will be effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. Additionally the FASB approved the option to early adopt up to the original effective date (fiscal years beginning after December 15, 2016).  The Company did not elect to early adopt this standard.

The Company has determined that it will adopt this standard utilizing the modified retrospective method, which will result in the recognition of the cumulative effect of initially applying the standard (if any) as an adjustment to opening retained earnings for the fiscal year beginning January 1, 2018.

Our implementation team, consisting of senior leadership from finance, legal, sales and operations, reported its progress to management and to the audit committee of our board of directors on a periodic basis.  We have completed the significant contract review phase of the assessment and have made all necessary updates to our systems and control environment to support additional disclosures under the new standard.   We have also made necessary changes to policies and procedures.

During our assessment, the Company considered whether the adoption would require a transition from point-in-time revenue recognition to an over-time approach for products produced by the Company without an alternative use, which would result in acceleration of revenue. The Company has determined that based on its enforceable rights included in its contracts or prevailing terms and conditions, an enforceable right of payment that includes a reasonable profit throughout the duration of the contract does not exist.  Therefore, the Company will remain at a point-in-time approach and record revenue at the point control transfers to the customer.

We do not expect to recognize a cumulative adjustment to opening retained earnings under the modified retrospective approach and do not expect that the adoption of this standard to have a material effect on the Company’s financial position or results of operations.  We anticipate the primary impact to be the additional required disclosures around revenue recognition in the notes to the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases”. This guidance revises existing practice related to accounting for leases under ASC Topic 840 Leases for both lessees and lessors. The new guidance in ASU 2016-02 requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating or finance. For lessees, operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840), while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840).

While the new standard maintains similar accounting for lessors as under ASC 840, it reflects updates to, among other things, align with certain changes to the lessee model. The guidance is effective for public entities for fiscal years beginning after December 15, 2018, including interim periods within those years. Early adoption is permitted for all entities.

The Company does have a significant number of leases for both property and equipment. As such, the Company expects that there will be a material impact on our financial position and disclosures upon the adoption of ASU 2016-02.  Our implementation team, consisting of senior leadership from finance, legal, IT and operations, reports its progress to management and to the audit committee of our board of directors on a periodic basis.  We are in the process of abstracting data from existing leases and are assessing the need for new or updated systems to support additional disclosures under the new standard.  The Company will provide additional disclosure as the implementation progresses.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments. This standard replaces the incurred loss methodology previously employed to measure credit losses for most financial assets and requires the use of a forward-looking expected loss model. Current accounting delays the recognition of credit losses until it is probable a loss has been incurred, while the update will require financial assets to be measured at amortized costs less a reserve and equal to the net amount expected to be collected. This standard will be effective for annual periods beginning after December 15, 2019, including interim periods within that reporting period, and early application is permitted. The Company is currently evaluating the new guidance to determine the impact it will have on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments”, which clarifies the treatment of several cash flow categories. In addition, ASU 2016-15 clarifies that when cash receipts and cash payments have aspects of more than one class of cash flows and cannot be separated, classification will depend on the predominant source or use. This update is effective for annual periods beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption permitted, including adoption in an interim period. The Company is currently evaluating the impact that the adoption of ASU 2016-15 will have on our cash flows and related disclosures.

In January 2017, the FASB issued ASU 2017-04, “Simplifying the Test for Goodwill Impairment”, which amends the guidance in ASC Topic 350, “Intangibles-Goodwill and Other”. The ASU eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. The ASU is effective for annual and interim impairment tests performed in periods beginning after December 15, 2019. Early adoption is permitted for annual and interim goodwill impairment testing dates after January 1, 2017. The ASU will be applied prospectively. The Company currently does not expect that the adoption of these provisions will have a material effect on our consolidated financial statements and related disclosures, but will simplify the measurement of any impairment loss should goodwill be impaired in the future.

In January 2017, the FASB issued ASU 2017-01, “Clarifying the Definition of a Business”, which amends the guidance in ASC Topic 805, “Business Combinations”. The ASU changes the definition of a business to assist entities with evaluating when a set of transferred assets and activities is a business. Under the new guidance, an entity first determines whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this threshold is met, the set is not a business. If it is not met, the entity then evaluates whether the set meets the requirements that a business include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs. The ASU defines an output as “the result of inputs and processes applied to those inputs that provide goods or services to customers, investment income (such as dividends or interest), or other revenues.” The ASU is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual periods, and early adoption is permitted.  The ASU will be applied prospectively to any transactions occurring within the period of adoption. The Company currently does not expect that the adoption of these provisions will have a material effect on our consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09 Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting, to clarify which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. This ASU is effective for annual periods beginning after December15, 2017. This ASU will be applied prospectively when changes to the terms or conditions of a share-based payment award occur. The Company is currently evaluating the effect that ASU No. 2017-07 will have on its consolidated financial statements and related disclosures.

In February 2018, the FASB issued ASU No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (ASU 2018-02).  Under existing U.S. GAAP, the effects of changes in tax rates and laws on deferred tax balances are recorded as a component of income tax expense in the period in which the law was enacted.  When deferred tax balances related to items originally recorded in accumulated other comprehensive income are adjusted, certain tax effects become stranded in accumulated other comprehensive income. The amendments in ASU 2018-02 allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the 2017 Tax Cuts and Jobs Act. The amendments in this ASU also require certain disclosures about stranded tax effects.  The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption in any period is permitted.  The Company’s provisional adjustments recorded in 2017 to account for the impact of the 2017 Tax Cuts and Jobs Act resulted in stranded tax effects. The Company is currently evaluating the timing and impact of adopting ASU 2018-02.

3. Strategic Investments

API Acquisition

On February 1, 2017, the Company acquired the assets of Associated Packaging, Inc. and Fast Pak, LLC (together, “API”) with operations located in Greer, South Carolina for $33.5 million. The acquisition was funded from borrowings on the Company’s revolving credit facility (“Revolver”). API provides corrugated packaging and digital production needs serving a diverse customer base, including an emphasis on fulfillment and kitting for the automotive and consumer products industries. The Company has allocated the purchase price to the assets acquired and liabilities assumed, of which $14.0 million has been allocated to intangible assets (to be amortized over a life of 10 years), $2.8 million to plant, property and equipment, $1.7 million to net working capital and $15.0 million to goodwill (which is deductible for tax purposes).  The purchase price allocation is final.

Transaction fees and expenses for the API acquisition related to due diligence, advisory and legal services have been expensed as incurred.  These expenses were $0.4 million for the year ended December 31, 2017, and were recorded as selling, general and administrative expenses in the Consolidated Statements of Comprehensive Income.

This acquisition further strengthens the Company’s goal of increasing mill integration.

As part of the acquisition, the Company signed a four-year long-term incentive agreement with the sellers contingent on the achievement of certain financial targets.  This agreement contains an acceleration clause that would trigger upon the sale of the Company prior to the fourth anniversary of the API acquisition.  Contingent upon the closing of the KapStone acquisition by WestRock Company announced January 29, 2018, the Company will be required to make a $5.0 million payment to the sellers.  As of December 31, 2017, no accrual has been recorded related to this contingent obligation.

Operating results of the acquisition since February 1, 2017 are included in the Company’s Paper and Packaging segment.  The Company’s consolidated statement of comprehensive income for the year ended December 31, 2017 includes $22.8 million of net sales and $1.0 million of operating income from this acquired business.

In conjunction with the API acquisition, the Company signed a 25-year lease agreement with a total commitment of approximately $14.7 million.  The Company estimated the fair value of the lease to be $4.7 million based on an assessment of the market values of comparable properties.  The lease was capitalized as a long-term building asset and capital lease obligation as the present value of the payments is more than 90 percent of the fair value of the property.  Amortization of the asset under this capital lease obligation is included in depreciation expense.

CFB Acquisition

On July 1, 2016, the Company acquired 100 percent of the common stock of Central Florida Box Corporation (“CFB”), a corrugated products manufacturer located near Orlando, Florida, for $15.4 million, net of cash acquired. Sales and total assets of CFB are not material to KapStone. Operating results of the acquisition since July 1, 2016 are included in the Company’s Paper and Packaging segment operating results. The Company has allocated the purchase price to the fair value of assets acquired and liabilities assumed, of which $10.5 million has been allocated to plant, property and equipment, $1.7 million to net working capital, $1.0 million to goodwill (which is deductible for tax purposes) and $2.2 million to customer relationship intangible assets (to be amortized over a life of 10 years).  The purchase price allocation is final.

Equity Method Investments

In September of 2016, the Company made a $10.6 million investment for a 49 percent equity interest in a sheet feeder operation located in Florida.  In April of 2016, the Company made a $1.25 million investment for a 20 percent equity interest in a sheet feeder operation located in California.  These investments are expected to increase the Company’s vertical integration by over 60,000 tons per year and will ramp up to that level over eighteen months.  Both investments are included in other assets on the Company’s Consolidated Balance Sheets.

For the years ended December 31, 2017 and 2016, the Company recognized $1.8 million and $0.5 million, respectively, of income from these equity method investments.

New Plant Start-up

In April of 2016, the Company approved a plan to expand its geographical footprint into Southern California with a new sheet plant.  As of December 31, 2017, approximately $15.2 million has been invested.  In addition, the Company signed a 10-year facility lease agreement with a total commitment of approximately $9.8 million.  The new sheet plant started manufacturing boxes in February 2017 and is intended to primarily supply the Company’s Victory distribution center in Southern California, as well as other KapStone customers. For the year ended December 31, 2017, $4.4 million of operating expenses were incurred.

4. Victory Acquisition

On June 1, 2015, the Company purchased 100 percent of the partnership interests in Victory for $615.0 million in cash and $2.0 million for working capital adjustments.  Victory, headquartered in Houston, TX, is a North American distributor of packaging materials.

As of December 31, 2017, the Company is obligated to pay up an additional $20.7 million of contingent consideration to the former owners of Victory based on achieving certain financial performance criteria for the thirty month period following the closing.

The excess of the purchase price paid at the time of the acquisition over the aggregate estimated fair value of net assets acquired was allocated to goodwill. The purchase price allocation is final.

There has been no change to the fair value of the assets acquired and liabilities assumed since December 31, 2016.

The following unaudited pro forma consolidated results of operations assume that the acquisition of Victory occurred as of January 1, 2015. The unaudited pro forma consolidated results include the accounting effects of the business combination, including the application of the Company’s accounting policies, amortization of intangible assets and depreciation of equipment related to fair value adjustments, interest expense on acquisition related debt, elimination of intercompany sales and income tax effects of the adjustments.  The pro forma adjustments are directly attributable to the Victory acquisition, factually supportable and are expected to have a continuing impact on the Company’s combined results. Unaudited pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred, nor is it indicative of future results of operations.

Year Ended December 31,
(unaudited)
2015
Net sales	$3,166,725
Net income	$105,466
Net income per share - diluted	$1.08

5. Plant Closure and Assets Held for Sale

In August 2017, the Company approved and announced the closing of its Paper and Packaging segment box plant located in Oakland, California.  All operating activities ceased at this location in October 2017.  For the year ended December 31, 2017, the Company recorded charges of $10.2 million, which includes $6.0 million write-off of impaired property, plant and equipment, $1.5 million of severance and other employee costs, $1.7 million of facility carrying costs and $1.0 million write-off of impaired inventory.

As of December 31, 2017, the Company’s Consolidated Balance Sheets includes $7.2 million of land and building held for sale and is included in prepaid expenses and other current assets.

6. Inventories

Inventories consist of the following at December 31, 2017 and 2016, respectively:

	December 31,
	2017	2016
Raw materials	$75,616	$79,377
Work in process	4,144	6,371
Finished goods	145,652	151,497
Replacement parts and supplies	93,043	85,857
Inventory at FIFO costs	318,455	323,102
LIFO inventory reserves	(2,880)	(438)
Inventories	$315,575	$322,664

At December 31, 2017 and 2016, finished goods inventory included inventory consigned to third parties totaling $6.2 million and $9.6 million, respectively.

7. Plant, Property and Equipment, net

Plant, property and equipment, net consist of the following at December 31, 2017 and 2016, respectively:

	December 31,
	2017	2016
Land and land improvements	$72,963	$76,704
Buildings and leasehold improvements	187,521	177,705
Machinery and equipment	1,913,020	1,741,552
Construction-in-process	54,863	99,172
	2,228,367	2,095,133
Less accumulated depreciation and amortization	774,760	653,576
Plant, property, and equipment, net	$1,453,607	$1,441,557

Depreciation expense for the years ended December 31, 2017, 2016 and 2015, was $155.9 million, $149.3 million and $136.9 million, respectively.

8. Goodwill and Other Intangible Assets

The following table shows changes in goodwill for the years 2017 and 2016:

	Paper		Total
	and Packaging	Distribution	Goodwill
Balances at December 31, 2015	$533,851	$170,741	$704,592
CFB acquisition	1,025	—	1,025
Balances at December 31, 2016	$534,876	$170,741	$705,617
API acquisition	14,994	—	14,994
Balances at December 31, 2017	$549,870	$170,741	$720,611

The following table shows changes in other intangible assets for the years 2017 and 2016:

Intangible
Assets, Net
Balances at December 31, 2015	$344,583
CFB acquisition	2,200
Other	525
Amortization expense	(32,895)
Balances at December 31, 2016	$314,413
API acquisition	13,960
Amortization expense	(30,898)
Balances at December 31, 2017	$297,475

Intangible assets other than goodwill include the following:

	December 31, 2017			December 31, 2016
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Definite-lived trademarks	$70,185	$(34,614)	$35,571	$69,325	$(32,060)	$37,265
Customer lists and relationships	346,504	(92,758)	253,746	333,404	(67,260)	266,144
Lease, contracts and other	30,243	(22,085)	8,158	30,243	(19,239)	11,004
Total	$446,932	$(149,457)	$297,475	$432,972	$(118,559)	$314,413

Amortization expense for the years ended December 31, 2017, 2016 and 2015, was $30.9 million, $32.9 million and $25.3 million, respectively.  The increase in amortization expense for the year ended December 31, 2016 was primarily due to the Victory acquisition.

Estimated amortization expense for the next five years, beginning with 2018, is as follows: $30.8 million, $30.4 million, $29.8 million, $26.7 million, and $22.8 million.  At December 31, 2017, the weighted average remaining useful life for trademarks is 20.5 years; customer relationships is 10.8 years; other contractual agreements is 5.6 years; and for intangible assets in total is 11.8 years.

9. Accrued Expenses

Accrued expenses consist of the following at December 31, 2017 and 2016, respectively:

	December 31,
	2017	2016
Real and property taxes	$14,748	$13,090
Energy costs	12,911	12,527
Capital spending	9,915	7,883
Customer rebates	8,940	9,998
Worker’s compensation	6,416	8,249
Current postretirement obligation	1,106	1,378
Freight	3,881	2,354
Contingent consideration	20,694	—
Other accruals	27,340	21,001
Accrued expenses	$105,951	$76,480

10. Short-term Borrowings and Long-term Debt

Short-term Borrowings

As of December 31, 2017, the Company had no amounts outstanding under its revolving credit facility and had borrowing availability of $485.9 million.

Other Borrowing

In 2017, the Company entered into a short-term financing agreement of $6.2 million at an annual interest rate of 2.4 percent for its annual property insurance premiums.  The Company repaid this obligation as of December 31, 2017.

Long-term Debt

Long-term debt consists of the following at December 31, 2017 and 2016, respectively:

	December 31,
	2017	2016
Term loan A-1 under Credit Agreement with interest payable monthly at LIBOR of 1.57% plus 1.75% at December 31, 2017	$657,637	$775,500
Term loan A-2 under Credit Agreement with interest payable monthly at LIBOR of 1.57% plus 1.875% at December 31, 2017	421,238	458,375
Receivable Credit Facility with interest payable monthly at LIBOR of 1.56% plus 0.75% at December 31, 2017	308,849	269,273
Total long-term debt	1,387,724	1,503,148
Less unamortized debt issuance costs	(13,222)	(17,825)
Long-term debt, net of debt issuance costs	$1,374,502	$1,485,323

Interest paid for the years ended December 31, 2017, 2016 and 2015, was $44.7 million, $32.9 million and $28.1 million, respectively.  Interest paid was $11.8 million higher for the year ended 2017, primarily due to higher interest rates, partially offset by lower term loan balances due to $155.0 million of prepayments made in 2017.

The principal portion of the total long-term debt at December 31, 2017 becomes due as follows:

2018	$—
2019	—
2020	966,486
2021	—
2022	421,238
Total	$1,387,724

KapStone and certain of our subsidiaries are parties to a Second Amended and Restated Credit Agreement dated June 1, 2015 (as amended from time to time, the “Credit Agreement”), which provides for a senior secured credit facility (the “Credit Facility”) of $1.915 billion, consisting of a Term Loan A-1 in the aggregate amount of $940 million and a Term Loan A-2 in the aggregate amount of $475 million and a $500 million revolving credit facility (the “Revolver”).  In addition, the Credit Facility also includes an uncommitted accordion feature that allows the Company, subject to certain significant conditions, to request additional commitments from our existing or new lenders under the Credit Facility without further approvals of any existing lenders thereunder.  The aggregate amount of such increases in potential commitments (and potential borrowings) is limited to $600 million, unless the Company would maintain a pro forma total leverage ratio of 2.5 to 1.0 or less after giving effect to the increase in potential commitments (and potential borrowings).

In July 2017, the Company entered into the Third Amendment (“Third Amendment”) to the Credit Agreement. The Third Amendment modified the financial covenant in the Credit Agreement related to maintenance of a maximum total leverage ratio by increasing the permitted total leverage ratio for fiscal quarters ending on September 30, 2017, December 31, 2017 and March 31, 2018, and modified certain defined terms used in the calculation of the financial covenants in a manner favorable to the Company. The Company paid approximately $1.3 million of loan amendment fees associated with the Third Amendment, which are being amortized over the remaining term of the Credit Agreement using the effective interest method.

During 2017, the Company made two voluntary prepayments totaling $155.0 million on its term loans under the credit facility and as a result, $1.3 million of unamortized debt issuance costs were written-off as loss on debt extinguishment.

Receivables Credit Facility

Effective as of June 1, 2017, the Company entered into Amendment No. 3 to the Receivables Purchase Agreement (the “Amendment”) amending its Receivables Purchase Agreement dated as of September 26, 2014 (as amended from time to time, the “Receivables Purchase Agreement”), which is part of an accounts receivable securitization program (the “Securitization Program”) of the Company and certain of its subsidiaries.  The Amendment included the following changes to the Receivables Purchase Agreement:

•                  the aggregate commitment of the Purchasers (as defined in the Receivables Purchase Agreement) under the Receivables Purchase Agreement was increased from $275.0 million to $325.0 million;

•                  the “Facility Termination Date” (as defined in the Receivables Purchase Agreement) was extended from June 6, 2017 to June 1, 2018; and

•                  certain definitions used to determine the maximum amount that may be outstanding under the Securitization Program were added or modified, as applicable, in a manner favorable to the Company.

The Company paid approximately $0.2 million of loan amendment fees associated with this Amendment, which are being amortized over the remaining term using the effective interest method.

On February 21, 2017, the Company entered into Amendment No. 3 to the Receivables Sale Agreement amending its Receivables Sale Agreement dated as of September 26, 2014, which is part of the Securitization Program. All accounts receivable purchased from API and all accounts receivable generated from facilities acquired from API that are not paid to an eligible bank account are designated as “Excluded Receivables”.

Under our Securitization Program, the Company and its subsidiaries that participate in the Securitization Program (the “Originators”) sell, on an ongoing basis without recourse, certain trade receivables to KapStone Receivables, LLC (“KAR”), which is considered a wholly-owned, bankruptcy-remote variable interest entity (“VIE”). The Company has the authority to direct the activities of the VIE and, as a result, we have concluded that we maintain control of the VIE, are the primary beneficiary (as defined by accounting guidance) and, therefore, consolidate the account balances of KAR. As of December 31, 2017, $425.2 million of our trade accounts receivables were sold to KAR. KAR in turn assigns a collateral interest in these receivables to a group of financial institutions under a one-year $325 million facility (the “Receivables Credit Facility”) for proceeds of $308.8 million. The assets of KAR are not available to the Company until all obligations of KAR are satisfied in the event of bankruptcy or insolvency proceedings.

The Company included the Receivables Credit Facility in Long-term debt on the Consolidated Balance Sheets based on management’s intent to continue to refinance this agreement until the maturity of the Term loan A-l which is June 1, 2020.  The Company also has the ability to refinance this short-term obligation on a long-term basis using its Revolver.  There are no additional requirements as to when borrowings under the Revolver would need to be repaid other than the maturity date of June 1, 2020.

Debt Covenants

Our Credit Agreement governing our Credit Facility contains, among other provisions, covenants with which we must comply. The covenants limit our ability to, among other things, incur indebtedness, create additional liens on our assets, make investments, engage in mergers and acquisitions and sell any assets outside the normal course of business.

As of December 31, 2017, the Company was in compliance with all applicable covenants in the Credit Agreement.

Fair Value of Debt

As of December 31, 2017, the fair value of the Company’s debt approximates the carrying value of $1.4 billion as the variable interest rates re-price frequently at current market rates.  As of December 31, 2017 and 2016 our weighted-average cost of borrowings was 3.13 percent and 2.40 percent, respectively.

11. Long-term Financing Obligations

In 2015, the Company signed non-cancellable contracts with a third party to construct facilities to produce wood chips for the use at the Company’s North Charleston and Roanoke Rapids paper mills for twenty years, with an annual purchase obligation of approximately $13.4 million.  The Company has evaluated these agreements and concluded that they represent in-substance leases under ASC 840, Leases.  In accordance with the special provisions discussed in ASC 840-40-55-15, language within the contracts result in the Company assuming a certain level of construction risk, and as such, the Company is considered the accounting owner of the assets during the construction period, even though these facilities are being constructed and financed entirely by the third party.  Accordingly, as the third-party incurred the construction project costs, the assets and corresponding financial obligation were recorded in plant, property and equipment, net and other liabilities in the Company’s consolidated balance sheets.  As of December 31, 2017 and 2016, $88.2 million and $46.6 million, respectively, for these facilities is included in property, plant and equipment, net.

Upon completion of each project, the Company evaluated if the in-substance leases met certain ‘sale-leaseback’ criteria under ASC 840.  The contract did not meet such requirements, which is the expectation for each of these contracts, and $82.2 million is recorded as a financing liability as of December 31, 2017.  Payments under these contracts are allocated between a reduction of the financing obligation and interest expense, utilizing an imputed interest rate in accordance with ASC 840.

The Company incurred $3.3 million of implicit interest expense on these long-term financing obligations for the year ended December 31, 2017.

12. Pension and Postretirement Benefits

The Company and its subsidiaries has a defined benefit retirement plan (“Plan”) for certain eligible employees. The Plan provides benefits based on years of credited service and stated dollar level multipliers for each year of service.

The Company also provides postretirement health care insurance benefits through an indemnity plan and a health maintenance organization plan for certain salary and hourly employees and their dependents.  Individual benefits generally continue until age 65.  The Company does not pre-fund these benefits, and, accordingly, there are no postretirement plan assets. The postretirement plan also includes a retiree contribution requirement for certain salaried and certain hourly employees. The retiree contribution amount is adjusted annually.

The liabilities for the benefit obligation for the eligible union groups are based on the collective bargaining agreements currently in effect. Current and future negotiations on collective bargaining agreements could have an effect on these liabilities.

The changes in benefit obligations and Plan assets at December 31, 2017 and 2016 were:

	Pension Benefits		Other Benefits
	2017	2016	2017	2016
Change in Benefit Obligation
Benefit obligation at beginning of year	$602,426	$626,056	$7,515	$9,418
Service cost	3,582	4,215	12	28
Interest cost	26,626	28,237	262	332
Actuarial loss (gain)	26,310	(2,583)	(110)	(818)
Participant contributions	—	—	363	526
Benefits paid	(39,758)	(53,499)	(1,599)	(1,971)
Plan amendment	2,740	—	—	—
Benefit obligation at end of year	$621,926	$602,426	$6,443	$7,515

Change in Plan Assets
Fair value of plan assets at beginning of year	$574,356	$593,125	$—	$—
Actual return on plan assets	78,469	34,730	—	—
Employer contributions	—	—	1,236	1,445
Participant contributions	—	—	363	526
Benefits paid	(39,758)	(53,499)	(1,599)	(1,971)
Fair value of plan assets at end of year	$613,067	$574,356	$—	$—

The funded status and amounts recognized in our consolidated balance sheets at December 31, 2017 and 2016 were:

	Pension Benefits		Other Benefits
	2017	2016	2017	2016

Funded Status at End of Year	$(8,859)	$(28,070)	$(6,443)	$(7,515)
Amounts Recognized in Consolidated Balance Sheets:
Accrued expenses	$—	$—	$(1,106)	$(1,378)
Pension and postretirement benefits	(8,859)	(28,070)	(5,337)	(6,137)
Net amount recognized	$(8,859)	$(28,070)	$(6,443)	$(7,515)
Amounts Recognized in Accumulated Other Comprehensive Income / (Loss) - (Pre-tax)
Total net actuarial (gain) loss	$79,908	$101,193	$(1,851)	$(3,208)
Prior service cost	2,469	21	(1,317)	(2,079)
Total	$82,377	$101,214	$(3,168)	$(5,287)

Weighted-Average Discount Rate Assumption used to Determine Projected Benefit Obligations at December 31, 2017 and 2016	4.10%	4.50%	3.91%	4.20%

The accumulated benefit obligation for the defined Plan was $621.9 million and $602.4 million at December 31, 2017 and 2016, respectively.

The change in our Plan’s funded status in 2017 is primarily due to higher earnings in plan assets and changes in mortality and other assumptions, partially offset by a lower discount rate applied to the pension obligation.  In 2017, we used the new mortality tables from the Society of Actuaries and evaluated our mortality experience to establish mortality assumptions.  Based on our experience and in consultation with our actuaries, we utilized a base RP-2014 with MP-2017 projection scale. In 2016, we utilized the RP-2014 mortality tables with MP-2016 projection scale.

The plan amendment cost of $2.7 million represents the respective negotiated increases in pension benefits for various union participants during 2017 for all applicable past service measured at the contract’s effective date.

Components of pension benefit and other postretirement benefit income was:

	Pension Benefits			Other Benefits
	2017	2016	2015	2017	2016	2015
Service cost	$3,582	$4,215	$4,723	$12	$28	$33
Interest cost	26,626	28,237	27,610	261	332	428
Expected return on plan assets	(36,082)	(37,327)	(41,082)	—	—	—
Amortization of prior service cost (benefit)	292	95	275	(762)	(762)	(242)
Amortization of net loss (gain)	5,208	4,657	1,934	(1,467)	(812)	(1,126)
Benefit income	$(374)	$(123)	$(6,540)	$(1,956)	$(1,214)	$(907)

Effective January 1, 2018, the Company adopted ASU 2017-07.  The ASU requires that the service cost component be reported in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations.

The retrospective adoption of this ASU, utilizing the allowable practical expedient, resulted in a $5.9 million, $5.6 million and $12.2 million reclassification between cost of sales, excluding depreciation and amortization, and pension income in the Company’s Consolidated Statements of Comprehensive Income for the years ended December 31, 2017, 2016 and 2015, respectively.

Weighted-Average actuarial assumptions used to determine benefit costs were:

	Pension Benefits			Other Benefits
	2017	2016	2015	2017	2016	2015
Discount rate	4.50%	4.66%	4.24%	4.20%	4.12%	3.78%
Long-term rate of return on plan assets	6.50%	6.50%	6.50%	—	—	—

The Company assumed health care cost trend rates for its postretirement benefits plans as follows:

Plans	2018
Health care cost trend rate assumed for next year	7.25%
Rate to which the cost trend rate is assumed to decline (the ultimate rate)	4.50%
Year the rate reaches the ultimate trend rate	2029

The effect of a one percentage point increase or decrease in the assumed health care cost trend rates at December 31, 2017 is summarized below:

Change in Health Care	Minus 1%	Plus 1%
Service and interest cost	$(6)	$6
Accumulated benefit obligation	$(132)	$138

Other changes in Plan assets and benefit obligations recognized in accumulated other comprehensive loss were:

	Pension Benefits		Other Benefits
	2017	2016	2017	2016
Net actuarial (gain) loss	$(16,077)	$15	$(110)	$(818)
Plan amendment	2,740	—	—	—
Amortization of prior service (cost) benefit	(292)	(95)	762	762
Amortization of net gain (loss)	(5,208)	(4,657)	1,467	812
Net amount recognized before tax	$(18,837)	$(4,737)	$2,119	$756

The amounts in accumulated other comprehensive loss expected to be recognized as components of net pension expense during 2018 are as follows:

	Pension	Other
	Benefits	Benefits
Prior service cost (benefit)	$509	$(761)
Net actuarial loss / (gain)	$2,109	$(561)

For the pension plan, accumulated actuarial gains and losses in excess of 10 percent of the accumulated benefit obligation are amortized over the average future service period of approximately 8.4 years.

As of December 31, 2017 and 2016, $(48.5) million and $(60.8) million, respectively, were included net of tax in accumulated other comprehensive loss.

Plan Assets

The fair value of Plan assets, summarized by level within the fair value hierarchy as of December 31, 2017 was as follows:

	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$7,698	$—	$—	$7,698
Equity securities:
Common stock	97	—	—	97
Domestic equity mutual funds	12,560	—	—	12,560
International equity mutual funds	52,101	—	—	52,101
U.S. large cap collective funds	—	112,411	—	112,411
Fixed income:
Corporate bonds and notes	—	229,275		229,275
U.S. Government securities	—	76,659		76,659
Limited partnership investments	—	—	11,180	11,180
	$72,456	$418,345	$11,180	$501,981
Assets measured at Net Asset Value
Hedge funds:
Fixed income funds				37,976
Equity funds				73,110
Total assets at fair value				$613,067

The table below resents a summary of changes in the fair value of the Plans’ level three assets as of December 31, 2017:

	Limited
	Partnership
Year ended December 31, 2017	Investments	Total
Balance, beginning of year	$13,343	$13,343
Transfers into Level 3	—	—
Transfers out of Level 3	—	—
Total gains or (losses):
Included in changes in net assets	1,007	1,007
Included in other comprehensive income	—	—
Purchases, issuances, sales, and settlements:
Purchases	263	263
Issuances	—	—
Sales	(3,433)	(3,433)
Settlements	—	—
Balance, end of year	$11,180	$11,180

The amount of total gains or losses for the year included in changes in net assets attributed to the change in unrealized gains or losses relating to assets still held at the reporting date	$219	$219

The fair value of Plan assets, summarized by level within the fair value hierarchy as of December 31, 2016 was as follows:

	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$16,973	$—	$—	$16,973
Equity securities:
Common stock	12,869	—	—	12,869
Domestic equity mutual funds	9,556	—	—	9,556
International equity mutual funds	48,539	—	—	48,539
U.S. large cap collective funds	—	96,518	—	96,518
Fixed income:
Corporate bonds and notes		201,241		201,241
U.S. Government securities		78,163		78,163
Limited partnership investments	—	—	13,343	13,343
	$87,937	$375,922	$13,343	$477,202
Assets measured at Net Asset Value
Hedge funds:
Fixed income funds				34,897
Equity funds				62,257
Total assets at fair value				$574,356

Level 1 assets are valued based on quoted prices in active markets for identical securities.

Level 2 assets are valued based on other significant observable inputs including quoted prices for similar securities, yield curves, indices, etc.  Level 2 assets listed above consist primarily of commingled equity investments where values are based on the net asset value of the underlying investments held, individual fixed income securities where values are based on quoted prices of similar securities and observable market data, and commingled fixed income investments where values are based on the net asset value of the underlying investments held.

Level 3 assets are valued based on unobservable inputs.  Quoted market prices are not available for certain investments, including real estate and limited partnership investments.  These investments are recorded at their estimated fair market value; therefore, the reported value may differ from the value that would have been used had a quoted market price existed.  Investments of this nature are valued by the Company based on the nature of each investment and the information available to management at the valuation date.

Limited Partnership investments generally have limited liquidity and are made through long-term partnerships or joint ventures that invest in pools of capital invested in primarily non-publicly traded entities. Underlying investments include venture capital, buyout, and special situations investing. Private equity management firms typically acquire and then reorganize private companies to create increased long-term value. Valuation is based on statements received from the investment managers, transaction data, analysis of and judgments about underlying investments and other third-party information deemed reliable for the purposes of developing an estimate of fair market value.

Hedge funds are privately owned institutional investment funds that generally have moderate liquidity. Hedge funds seek specified levels of return, regardless of market conditions, and generally have a low correlation to public equity and debt markets. Hedge funds often invest substantially in financial market instruments (stocks, bonds, commodities, currencies, derivatives, etc.) using a broad range of trading activities to manage portfolio risks. Plan holdings in hedge funds are valued using the net asset value (“NAV”) provided by the administrator of the fund and reviewed by the Company. The NAV is based on the value of the underlying assets owned by the fund, minus liabilities and divided by the number of shares or units outstanding. These assets are reported at NAV as a practical expedient.  For the year ended December 31, 2017, the Plan held investments in hedge funds with restrictions on redemption for the first year after funds are invested, and funds restricting investment redemption to a 25 percent gate in any given quarter.

The Company believes that the reported amounts for these investments are a reasonable estimate of their fair value at December 31, 2017. However, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value at the reporting date.

To develop the expected long-term rate of return on plan assets assumption for the Plan, the Company considers the current asset allocation strategy, the historical investment performance, and the expectations for future returns of each asset class.

The Company’s Plan weighted-average asset allocations and target asset allocations at December 31, 2017 and 2016, by asset category were as follows:

			Target
	2017	2016	Allocation
Fixed income	56%	55%	53%
Equity securities	41%	40%	47%
Cash	1%	3%	—%
Other	2%	2%	—%
Total	100%	100%	100%

The Company’s investment strategy is to invest in a prudent manner to maintain the security of funds while maximizing returns within the Company’s Investment Policy guidelines. The strategy is implemented utilizing assets from the categories listed.

The investment goals are to provide a total return that, over the long term, increases the ratio of Plan assets to liabilities subject to an acceptable level of risk. This is accomplished through diversification of assets in accordance with the Investment Policy guidelines. Investment risk is mitigated by periodic rebalancing between asset classes as necessitated by changes in market conditions within the Investment Policy guidelines.

The Company currently does not anticipate making any contributions to the Plan in 2018.  This estimate is based on current tax laws, Plan asset performance, and liability assumptions, which are subject to change. The Company anticipates making contributions to the postretirement plans in 2018 as claims are submitted.

The following table presents estimated future gross benefit payments for the Company’s plans:

	Pension	Other
	Benefits	Benefits
2018	$39,271	$1,127
2019	39,482	969
2020	39,670	849
2021	40,310	580
2022	40,681	501
Succeeding 5 years	201,294	1,532

Multiemployer Pension Plan

In conjunction with each of the Longview and U.S. Corrugated acquisitions, the Company assumed participation in the GCIU-Employer Retirement Fund for a total of approximately 300 hourly employees at four corrugated products manufacturing plants.  For the plan year ended December 31, 2015, the most recent date for which information was available, the contributions made by the Company were less than 5.3 percent of the total employers’ contributions to the multiemployer plan.

On October 31, 2016, the Company provided formal notification to the plan trustee of its withdrawal from the plan and cessation of plan contributions effective December 31, 2016.  Management has updated its analysis of the estimated withdrawal liability recorded as of December 31, 2017.  The estimated withdrawal liability of approximately $6.4 million did not change.  It is based on annual payments of approximately $0.4 million over 20 years, discounted at a credit adjusted risk-free rate return of approximately 3.6 percent.  This liability is based on an analysis of the facts currently available to management; however, the withdrawal liability will ultimately be determined by the plan trustee.

Defined Contribution Plans

We offer a 401(k) Defined Contribution Plans (“Contribution Plans”) to eligible employees.  The Company’s monthly contributions are based on the matching of certain employee contributions or based on a union negotiated formula. The expense related to this plan was $23.0 million, $9.2 million and $22.3 million for the years ended December 31, 2017, 2016 and 2015, respectively, for matching contributions.

In 2017, the Company restored matching contributions to its Contribution Plans for certain employees that were previously suspended during 2016.  As a result, contributions were $13.8 million higher for the year ended December 31, 2017, compared to 2016.

13. Income taxes

The Company’s U.S. federal statutory income tax rates were 35.0 percent for each of 2017, 2016 and 2015. The Company’s effective income tax rates for the years ended December 31, 2017, 2016 and 2015 were (64.2) percent, 32.7 percent and 34.2 percent, respectively.

The Company’s provision for income taxes for the years ended December 31, 2017, 2016 and 2015 consists of the following:

	Years Ended December 31,
	2017	2016	2015
Income before provision (benefit) for income taxes:
United States	$144,585	$125,540	$159,790
Foreign	3,698	2,642	1,844
Total	$148,283	$128,182	$161,634
Provision (benefit) for income taxes:
Current:
US federal	$54,808	$49,131	$40,324
State and local	6,451	6,002	3,116
Foreign	1,439	1,237	766
Total current	62,698	56,370	44,206
Deferred:
US federal	(156,655)	(14,841)	10,990
State and local	(1,280)	401	52
Foreign	17	—	—
Total deferred	(157,918)	(14,440)	11,042
Total United States	(96,676)	40,693	54,482
Foreign	1,456	1,237	766
Total provision (benefit) for income taxes	$(95,220)	$41,930	$55,248

For the years ended December 31, 2017, 2016 and 2015, substantially all income was earned in the United States. Foreign earnings primarily include results from Victory’s operations in Mexico, which were acquired June 1, 2015.

Income taxes paid, net of refunds, were $45.8 million, $23.8 million and $65.5 million in 2017, 2016 and 2015, respectively.

The Company’s effective income tax rate differs from the statutory federal income tax rate as follows:

	Years Ended December 31,
	2017	2016	2015
Statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	1.9%	2.0%	2.3%
Domestic manufacturing deduction	(3.6)%	(3.6)%	(2.9)%
Tax Cuts and Jobs Act	(97.4)%	—%	—%
Other	(0.1)%	(0.7)%	(0.2)%
Effective income tax rate	(64.2)%	32.7%	34.2%

The Tax Cuts and Jobs Act (the “Tax Act”) enacted on December 22, 2017 resulted in a provisional net tax benefit of $144.4 million, comprised of a $144.7 tax benefit from re-measuring federal deferred tax liabilities from 35 percent to 21 percent, partially offset by a $0.3 million transition tax expense.  Absent the Tax Act, the Company’s 2017 effective income tax rate would have been 33.2 percent.

While the Company’s analysis of the final impact from the Tax Act has not been completed, reasonable estimates can be made and therefore these provisional estimates are reflected in our consolidated financial statements.  Adjustments will be made during the measurement period under SEC Staff Bulletin No. 118.

At this time, we do not expect any material impact to the Company from other aspects of the Tax Act; however, due to the complexity of the new tax rules we are continuing to evaluate the Tax Act and the application of ASC 740. Therefore the recorded tax effects in the 2017 financial results are provisional estimates that will be adjusted and disclosed, as necessary, in future reporting periods as new information becomes available. The new information that could cause us to adjust in future periods the tax effects already recorded as of December 31, 2017, include changes to deferred tax assets and liabilities pending the final determination of 2017 taxable income when the 2017 tax return is prepared; transition tax computational adjustments from E&P calculations, foreign taxes paid and foreign tax credit limitations; and from new information from the Internal Revenue Service, the SEC and the FASB as further guidance is issued.

The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2017 and 2016, are as follows:

	December 31,
	2017	2016
Deferred tax assets resulting from:
Accrued compensation costs	$5,091	$8,200
Pension and postretirement benefits	5,267	16,010
Stock based compensation	8,200	10,433
State tax credit and net operating loss carry-forwards	4,090	2,819
Other	5,286	5,519
Total deferred tax assets	$27,934	$42,981
Valuation allowance	(822)	—
Net deferred tax assets	$27,112	$42,981
Deferred tax liabilities resulting from:
Depreciable assets	(246,518)	(398,921)
Goodwill and intangible assets	(28,359)	(40,810)
Other	(4,336)	(8,811)
Total deferred tax liabilities	$(279,213)	$(448,542)
Net deferred tax liabilities	$(252,101)	$(405,561)

The Company has $21.4 million of state tax net operating loss carry-forwards, which are available to reduce future taxable income in various state jurisdictions and expire between 2029 and 2037.  The Company has $3.8 million of state tax credit carry-forwards, which expire between 2018 and 2026.  The Company believes that it is not more likely than not that the benefit from state tax credit carryforwards and other state deferred tax assets in certain states will be realized. In recognition of this risk, the Company has provided a partial valuation allowance of $1.0 million on those deferred tax assets ($0.8 million net of federal benefit).

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which provides that an entity shall initially recognize the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The term more likely than not means a likelihood of more than 50 percent.  When measuring the tax benefit to be recorded, in concluding a tax position meets the more-likely-than-not recognition threshold we consider the amounts and probabilities of the possible outcomes that could be realized upon settlement using the facts, circumstances and information available at the reporting date. If these cumulative probabilities exceed 50 percent the tax benefit is recognized.

Total unrecognized tax benefits as of December 31, 2017 and December 31, 2016 are $0.7 million and $0.5 million, respectively. Unrecognized tax benefits and related accrued interest and penalties are included in other liabilities in the accompanying Consolidated Balance Sheets. The Company does not expect a material change in its unrecognized tax benefits within the next twelve months.

In the normal course of business, the Company is subject to examination by taxing authorities. The Company’s open federal tax years are 2014, 2015 and 2016. The Company has open tax years for state and foreign income tax filings generally starting in 2013.

14. Stockholder’s equity

Employee Stock Purchase Plan

In December 2009, the Company established the KapStone Paper and Packaging Corporation Employee Stock Purchase Plan (“ESPP”), effective January 1, 2010. The ESPP allows for employees to purchase shares of Company stock at a five percent discount from market price. A total of 1,000,000 shares were reserved for future purchases under the ESPP (amount reflects the stock split announced in December 2013).  A total of 46,743 shares and 62,636 shares were issued under the ESPP for the years ended December 31, 2017 and 2016, respectively.

Common Stock Reserved for Issuance

At December 31, 2017, approximately 6.3 million shares of common stock were reserved for issuance, including 5.6 million shares for stock awards and 0.7 million shares for the ESPP.

Cash Dividends

For the years ended December 31, 2017 and 2016, we paid $38.7 million of dividends to stockholders. On December 15, 2017, the board of directors approved a quarterly cash dividend $0.10 per share, which was paid on January 12, 2018, to stockholders of record as of December 29, 2017.

15. Stock-Based Compensation

Share-Based Plan

On May 11, 2016, stockholders of the Company approved the 2016 Incentive Plan (“2016 Plan”).

Under the 2016 Plan, awards may be granted to employees, officers and directors of, and consultants and advisors to, the Company.  The maximum number of shares was increased to 9.1 million shares of our common stock which will initially be available for all awards, subject to adjustment in the event of certain corporate transactions described in the 2016 Plan.

As of December 31, 2017, approximately 5.6 million shares were reserved for granting additional stock options, restricted stock awards or stock appreciation rights.  If any award is forfeited or expires without being exercised, or if restricted stock is repurchased by the Company, the common shares subject to the award shall be available for additional grants under the 2016 Plan. The number of shares available under the 2016 Plan is subject to adjustment in the event of any stock split, stock dividend, recapitalization, spin-off or other similar action. Options intended to qualify, under the standards set forth in certain federal tax rules as incentive stock options (“ISOs”), may be granted only to employees while actually employed by the Company. Non-employee directors, consultants and advisors are not entitled to receive ISOs. Option awards granted under the 2016 Plan are exercisable for a period fixed by the administrator, but no longer than 10 years from the date of grant, at an exercise price which is not less than the fair market value of the shares on the date of the grant.

The compensation committee of the board of directors has authority over the granting of all stock awards, but may delegate that authority to the full board of directors or, subject to certain exceptions, the Chief Executive Officer or another executive officer of the Company. The Company accounts for stock awards in accordance with ASC 718, Compensation—Stock Compensation, which requires that the cost resulting from all share-based payment transactions be recognized as compensation cost over the vesting period based on the fair value of the instrument on the date of grant.

Total non-cash stock-based compensation expense related to stock options and restricted stock for the years ended December 31, 2017, 2016 and 2015 is as follows:

	Years Ended December 31,
	2017	2016	2015
Stock option compensation expense	$6,096	$4,564	$4,938
Restricted stock unit compensation expense	8,814	4,374	4,897
Total stock-based compensation expense	$14,910	$8,938	$9,835

Total unrecognized stock-based compensation cost related to the stock options and restricted stock as of December 31, 2017 and 2016 is as follows:

	December 31,
	2017	2016
Unrecognized stock option compensation expense	$4,709	$3,849
Unrecognized restricted stock unit compensation expense	5,891	4,899
Total unrecognized stock-based compensation expense	$10,600	$8,748

As of December 31, 2017, total unrecognized compensation cost related to non-vested stock options and restricted stock units is expected to be recognized over a weighted average period of 2.0 years and 1.9 years, respectively.

Stock Options

In 2017, 2016 and 2015 the Company granted stock options for 975,873, 1,265,046 and 668,362 common shares, respectively, to executive officers, directors and employees as compensation for service. The Company’s outstanding stock options awarded to employees generally vest as follows: 50 percent after two years and the remaining 50 percent after three years. Stock options granted in 2017, 2016, and 2015 have a contractual term of ten years. The stock options are subject to forfeiture should these employees terminate their employment with the Company for certain reasons prior to vesting in their awards, or the occurrence of certain other events such as termination with cause. The exercise price of these stock options is based on the average market price of our common stock on the date of grant. Compensation expense is recorded on an accelerated basis over the awards’ vesting periods.

A summary of information related to stock options is as follows:

		Weighted	Weighted	Intrinsic
		Average	Average	Value
		Exercise	Remaining	(dollars in
	Options	Price	Life (Years)	thousands)
Outstanding at December 31, 2014	2,759,306	$11.81
Granted	668,362	30.24
Exercised	(108,952)	10.35
Lapsed (forfeited or cancelled)	(52,816)	23.03
Outstanding at December 31, 2015	3,265,900	15.45
Granted	1,265,046	12.78
Exercised	(121,146)	10.06
Lapsed (forfeited or cancelled)	(116,719)	22.70
Outstanding at December 31, 2016	4,293,081	14.61
Granted	975,873	22.20
Exercised	(192,260)	10.14
Lapsed (forfeited or cancelled)	(148,113)	22.34
Outstanding at December 31, 2017	4,928,581	$16.07	6.1	$40,027

Exercisable at December 31, 2017	2,605,778	$13.75	4.0	$28,515

The total intrinsic value of options exercised during 2017, 2016 and 2015 was $2.3 million, $0.8 million and $2.0 million, respectively.

The weighted average fair value of the Company stock options granted in 2017, 2016 and 2015 was $7.78, $3.82 and $9.45, respectively. The fair value of awards granted in 2017, 2016 and 2015 was $7.6 million, $4.8 million and $6.3 million, respectively. The fair value was calculated using the Black-Scholes option-pricing model based on the market price at the grant date and the weighted average assumptions specific to the underlying options.  The expected life used by the Company is based on the historical average life of stock option awards.  The expected volatility assumption is based on the volatility of the Company’s common stock from the same time period as the expected term of the stock options. The risk-free interest rate was selected based upon yields of U.S. Treasury issues with a term similar to the expected life of the stock options.

Cash proceeds from the exercise of stock options for the years ended December 31, 2017, 2016, and 2015 was $1.7 million, $0.9 million and $0.9 million, respectively.

The assumptions utilized for determining the fair value of stock options awarded during the years 2017, 2016 and 2015 are as follows:

	December 31,
	2017	2016	2015
KapStone Stock Options Black-Scholes assumptions (weighted average):
Expected volatility	43.40%	43.63%	38.73%
Expected life (years)	5.25	5.07	4.92
Risk-free interest rate	2.05%	1.35%	1.36%
Expected dividend yield	1.76%	1.81%	1.55%

Restricted Stock

In 2017, 2016 and 2015, the Company granted restricted stock units of 475,446, 393,389 and 214,051 to executive officers, directors, and employees as compensation for service. Restricted stock units for executive officers and certain employees are restricted as to transferability until they generally vest three years from the grant date or upon a grantee of such restricted stock units attaining the age 65. Restricted stock units for directors are restricted as to transferability until they generally vest one year from the grant date or upon a grantee of such restricted stock units attaining the age of 65.  These restricted stock units are subject to forfeiture should applicable employees terminate their employment with the Company for certain reasons prior to vesting in their awards, or the occurrence of certain other events. The value of these restricted stock units is based on the average market price of our common stock on the date of grant and compensation expense is recorded on a straight-line basis over the awards’ vesting periods.

The following table summarizes non-vested restricted stock amounts and activity:

		Weighted
		Average
		Grant
	Units	Price
Outstanding at December 31, 2014	588,067	$16.98
Granted	214,051	30.41
Vested	(228,825)	10.94
Forfeited	(23,284)	20.43
Outstanding at December 31, 2015	550,009	$24.60
Granted	393,389	12.79
Vested	(215,243)	15.00
Forfeited	(36,435)	23.16
Outstanding at December 31, 2016	691,720	$20.93
Granted	475,446	22.42
Vested	(261,718)	26.51
Forfeited	(42,522)	20.49
Outstanding at December 31, 2017	862,926	$20.11

The fair value of awards granted in 2017, 2016 and 2015 was $10.7 million, $5.0 million and $6.5 million, respectively.  The fair value of awards vested in 2017, 2016 and 2015 was $6.9 million, $3.2 million and $2.5 million, respectively.

16. Commitments and Contingencies

Commercial Commitments

The Company’s commercial commitments as of December 31, 2017 represent commitments not recorded on the balance sheet, but potentially triggered by future events, and primarily consist of letters of credit to provide security for certain transactions and operating leases as requested by third parties. The Company had $14.1 million and $16.6 million of these commitments as of

December 31, 2017 and 2016, respectively, with all expiring in 2018 if not renewed. No amounts have been drawn under these letters of credit.

Operating Leases

The Company leases space for 13 of its corrugated products manufacturing plants and approximately 60 of its distribution warehouses.  Most of these leases include escalation clauses.

Future minimum rentals under non-cancellable leases

The following represents the Company’s future minimum rental payments due under non-cancellable operating leases that have initial or remaining lease terms in excess of one year as of the following years:

Years Ended December 31,
2018	$45,812
2019	40,777
2020	35,349
2021	29,616
2022	24,510
Thereafter	97,802
Total	$273,866

The Company’s rental expense under operating leases amounted to $51.0 million, $49.1 million and $36.0 million for the years ended December 31, 2017, 2016 and 2015, respectively.  The increase in rental expense for the year ended December 31, 2016 reflects the full year impact of the inclusion of approximately 60 distribution centers assumed with the Victory acquisition on June 1, 2015.

Purchase Obligations

In conjunction with the 2008 Charleston Kraft Division acquisition, the Company entered into a 15-year fiber supply agreement. Pursuant to the agreement, expiring in 2023, the Company’s North Charleston mill will purchase approximately 25 percent of its pine pulpwood and 60 percent of its saw timber requirements. The purchases are based on market prices and are accounted for as raw materials. The Company’s North Charleston mill purchased approximately $29.8 million, $35.2 million and $39.1 million of materials in accordance with the agreement for years ended December 31, 2017, 2016 and 2015, respectively.

The Company has contracted with a third party to produce wood chips for use at the Company’s North Charleston and Roanoke Rapids paper mills for twenty years, with an annual purchase obligation of approximately $13.4 million.

The Company has committed to purchase $27.5 million of natural gas through 2022.

Union Contract Status

At December 31, 2017, we had approximately 6,400 employees.  Of these, approximately 2,400, or 38 percent, are represented by trade unions under collective bargaining agreements. The majority of our unionized employees are represented by the United Steel Workers union.

Currently, there is a collective bargaining agreement in effect with respect to approximately 630 employees at the Longview paper mill through May 2024, approximately 560 employees at the North Charleston paper mill through June 2025 and approximately 310 employees at the Roanoke Rapids paper mill through August 2020.

Contingent Consideration

The Company’s contingent consideration obligation relates to the Victory acquisition that was consummated on June 1, 2015.  As of December 31, 2017, the Company is obligated to pay an additional $20.7 million of contingent consideration to the former owners of Victory based on achieving certain financial performance criteria for the thirty month period following the closing.

Legal claims

The Company and its subsidiaries are from time to time subject to various administrative and legal investigations, claims and proceedings incidental to our business, including environmental and occupational, health and safety matters, labor and employment matters, personal injury and property damage claims, contractual, commercial and other disputes and taxes. We establish reserves for investigations, claims and proceedings when it is probable that liabilities exist and we can reasonably estimate the amount of such liabilities (including any losses, costs and expenses). We also maintain insurance that may limit our financial exposure for defense costs, as well as liability, if any, for claims covered by the insurance (subject also to deductibles and self-insurance amounts). Any investigation, claim or proceeding has an element of uncertainty, and we cannot predict or assure the outcome of any investigation, claim or proceeding involving the Company or any of its subsidiaries, particularly those described below that cannot be assessed due to their preliminary nature.  It is possible that any of the investigations, claims and proceedings against the Company or its subsidiaries, including those described below, could be decided unfavorably against the Company or any of its subsidiaries involved in such matters and could also result in losses, costs or expenses in excess of any reserve we have established.  Accordingly, it is possible that an adverse outcome from any investigation, claim or proceeding (including associated penalties, costs and expenses) could exceed any reserve we may have accrued in an amount that could have a material adverse effect on our consolidated results of operations, cash flows and financial condition.

The Company’s subsidiary, Longview is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) with respect to the Lower Duwamish Waterway Superfund Site in the State of Washington (the “Site”). The U.S. Environmental Protection Agency (“EPA”) asserts that the Site is contaminated as a result of discharges from various businesses and government entities located along the Lower Duwamish Waterway, including a corrugated converting plant owned and operated by Longview. In November 2014, the EPA issued a Record of Decision (“ROD”) for the Site. The ROD includes a selected remedy for the Site. In the ROD, EPA states that the total estimated net present value costs (discounted at 2.3 percent) for the selected remedy are $342 million, although many uncertainties remain that could result in increased remedial costs. This estimate does not include actual costs already incurred to date for remedial investigation and feasibility studies or potential natural resource damage claims by parties allegedly affected by the contamination at the Site. The Company has received notice from the Elliot Bay Trustee Council regarding the Company’s potential liability for natural resource damages arising from the Site. Neither the Company nor Longview has received a specific monetary demand regarding its potential liability for the Site. In addition, Longview is a participant with approximately 45 other potentially responsible parties in a non-judicial allocation process with respect to the Site. Pursuant to the non-judicial allocation process, Longview and other participating parties will seek to allocate certain costs, including but not limited to the costs necessary to perform the work under the ROD. The non-judicial allocation process is not scheduled to be completed until 2020. Based upon the information available to the Company at this time, the Company cannot reasonably estimate its potential liability for this Site, including any liability for the current or any future third-party claims associated with the Site.

In January 2017, the Company received a letter from the state of Washington Department of Ecology (“WDOE”) contending that the Company is, along with several other companies, responsible for investigation and cleanup of an allegedly contaminated site where the named companies, including Longview, may store or have stored petroleum products. The letter concerns the possible release of petroleum products into the environment. In 1998, Longview (before it was acquired by the Company) and certain other companies who owned or operated underground storage tanks and pipes entered into an agreement for investigating and remediating the area independently of (but in consultation with) the WDOE. Upon expiration of the 1998 agreement, groundwater monitoring continued. In June 2017, the WDOE further notified the Company that WDOE determined Longview is a potentially liable party related to the release or threatened release of petroleum at the site. The Company has responded to the notices and has been engaged in discussions with the WDOE and other potentially liable parties. Based upon the information available to the Company at this time, the Company cannot reasonably estimate its potential liability for this matter.

17. Net income per share

The Company’s basic and diluted net income per share is calculated as follows:

	Years Ended December 31,
	2017	2016	2015
Net income	$243,503	$86,252	$106,386
Weighted-average number of common shares for basic net income per share	96,859,516	96,533,368	96,257,749
Incremental effect of dilutive common stock equivalents:
Unexercised stock options	1,285,701	915,488	1,096,085
Unvested restricted stock awards	469,884	328,210	281,705

Weighted-average number of shares for diluted net income per share	98,615,101	97,777,066	97,635,539

Net income per share - basic	$2.51	$0.89	$1.11
Net income per share - diluted	$2.47	$0.88	$1.09

A total of 1,670,288 and 1,107,999 weighted average unexercised stock options were outstanding at December 31, 2017 and 2016, respectively, but were not included in the computation of diluted net income per share because the awards were anti-dilutive.

18. Segment Information

Paper and Packaging: This segment manufactures and sells a wide variety of container board, corrugated products, and specialty paper for industrial and consumer markets.

Distribution: Through Victory, a North American distributor of packaging materials, with approximately 60 distribution centers located in the United States, Mexico and Canada, the Company provides packaging materials and related products to a wide variety of customers.

Each segment’s operating income is measured on operating profits before foreign exchange losses, equity method investments income, pension income and interest expense, net.

An analysis of operations by segment is as follows:

	Net Sales			Operating	Depreciation
		Inter-		Income	and	Capital
Year Ended December 31, 2017	Trade	segment	Total	(Loss) (b)	Amortization	Expenditures	Total Assets
Paper and Packaging (a):
Containerboard / Corrugated products	$1,528,427	$86,509	$1,614,936
Specialty paper	718,532	—	718,532
Other	88,155	—	88,155
Total Paper and Packaging	$2,335,114	$86,509	$2,421,623	$221,464	$155,605	$129,360	$2,620,391
Distribution	980,546	—	980,546	30,204	23,667	2,258	652,544
Corporate	—	—	—	(58,467)	7,529	6,740	51,050
Intersegment eliminations	—	(86,509)	(86,509)
	$3,315,660	$—	$3,315,660	$193,201	$186,801	$138,358	$3,323,985

	Net Sales			Operating	Depreciation
		Inter-		Income	and	Capital
Year Ended December 31, 2016	Trade	segment	Total	(Loss) (b)	Amortization	Expenditures	Total Assets
Paper and Packaging (a):
Containerboard / Corrugated products	$1,348,250	$72,089	$1,420,339
Specialty paper	692,043	—	692,043
Other	86,927	—	86,927
Total Paper and Packaging	$2,127,220	$72,089	$2,199,309	$175,577	$151,506	$116,022	$2,541,634
Distribution	950,037	—	950,037	29,296	23,027	4,349	658,208
Corporate	—	—	—	(39,807)	7,680	6,494	56,033
Intersegment eliminations	—	(72,089)	(72,089)	—	—	—	—
	$3,077,257	$—	$3,077,257	$165,066	$182,213	$126,865	$3,255,875

	Net Sales			Operating	Depreciation
		Inter-		Income	and	Capital
Year Ended December 31, 2015	Trade	segment	Total	(Loss) (b)	Amortization	Expenditures	Total Assets
Paper and Packaging:
Containerboard / Corrugated products	$1,399,522	$22,280	$1,421,802
Specialty paper	720,588	—	720,588
Other	86,286	—	86,286
Total Paper and Packaging	$2,206,396	$22,280	$2,228,676	$211,809	$145,363	$108,599	$2,489,683
Distribution (c)	582,949	—	582,949	20,719	13,108	3,190	675,204
Corporate	—	—	—	(45,564)	3,708	14,967	57,223
Intersegment eliminations	—	(22,280)	(22,280)	—	—	—	—
	$2,789,345	$—	$2,789,345	$186,964	$162,179	$126,756	$3,222,110

(a)         The Paper and Packaging segment income excludes $1.8 million and $0.5 million of income from equity method investments for the years ended December 31, 2017 and 2016, respectively.

(b)         Effective January 1, 2018, the Company adopted ASU 2017-07.  The Paper and Packaging segment operating income (loss) has been recast to reflect the reclassification of the other components of benefit income between cost of sales, excluding depreciation and amortization, and pension income in the Company’s Consolidated Statements of Comprehensive Income. See Note 12 “Pension and Postretirement Benefits” for more information.

(c)          Results for the year ended December 31, 2015 includes Victory for the period June 1 through December 31, 2015 and represents the entire Distribution segment.

	Years Ended December 31,
Net sales by location:	2017	2016	2015
To customers located in the United States	$2,849,995	$2,540,592	$2,300,806
Foreign and export sales to foreign based customers	465,665	536,665	488,539
Total	$3,315,660	$3,077,257	$2,789,345

No foreign country accounted for more than 10 percent of consolidated net sales in 2017, 2016, or 2015.

Substantially all long-lived assets are located within the United States.

19. Quarterly Financial Information (Unaudited)

The following tables set forth the historical unaudited quarterly financial data for 2017 and 2016. The information for each of these periods has been prepared on the same basis as the audited consolidated financial statements and, in our opinion, reflects all adjustments consisting only of normal recurring adjustments necessary to present fairly our financial results. Operating results for previous periods do not necessarily indicate results that may be achieved in any future period.

	Quarters Ended
	March 31,	June 30,	September 30,	December 31,
	2017	2017	2017	2017
Fiscal 2017:
Net sales	$765,843	$822,717	$868,418	$858,682
Gross profit (1) (3)	$85,046	$106,945	$120,949	$145,392
Operating income (2) (3)	$18,561	$39,632	$58,182	$76,826
Net income (4)	$5,992	$19,776	$30,026	$187,709
Net income per share:
Basic	$0.06	$0.20	$0.31	$1.94
Diluted	$0.06	$0.20	$0.30	$1.90

(1)         Gross profit is defined as net sales less cost of sales, depreciation and amortization, freight, and distribution expenses.  Gross profit includes the following:

•                  planned maintenance outage costs of $6.2 million, $17.6 million, $13.0 million and $10.0 million in the quarters ended March 31, June 30, September 30 and December 31, 2017, respectively;

•                  California plant closure costs of $8.9 million and $1.3 million in the quarters ended September 30 and December 31, 2017, respectively;

•                  union contract ratification costs of $5.0 million and $0.9 million in the quarters ended March 31 and September 30, 2017, respectively; and

•                  Ontario, California plant operating expenses of $1.3 million, $1.0 million, $1.0 million and $1.1 million in the quarters ended March 31, June 30, September 30, and December 31, 2017, respectively.

(2)         Operating income includes Victory contingent consideration expense (income) of $2.5 million, $1.1 million, $(3.9) million and $6.1 million in the quarters ended March 31, June 30, September 30 and December 31, 2017, respectively.

(3)         Gross profit and operating income includes a $1.6 million reclassification between cost of sales, excluding depreciation and amortization, and pension income in the Company’s Consolidated Statements of Comprehensive Income for each of the quarters ended March 31, June 30, September 30 and a $1.2 million reclassification for the quarter ended December 31, 2017, respectively, for the adoption of ASU 2017-07.

(4)         For the quarter ended December 31, 2017, net income includes a $144.4 million provisional income tax benefit due to the passage of the Tax Act on December 22, 2017.

	Quarters Ended
	March 31,	June 30,	September 30,	December 31,
	2016	2016	2016	2016
Fiscal 2016:
Net sales (1)	$738,215	$784,911	$776,636	$777,495
Gross profit (2) (3)	$93,994	$97,721	$109,775	$94,079
Operating income (3)	$33,254	$42,167	$53,662	$35,983
Net income	$16,174	$20,722	$31,018	$18,338
Net income per share:
Basic	$0.17	$0.21	$0.32	$0.19
Diluted	$0.17	$0.21	$0.32	$0.19

(1)         Gross profit is defined as net sales less cost of sales, depreciation and amortization, freight, and distribution expenses. Gross profit includes planned maintenance outage costs of $6.6 million, $19.0 million, $3.8 million and $3.2 million in the quarters ended March 31, June 30, September 30 and December 31, 2016, respectively and $6.4 million of costs due to Hurricane Matthew in the quarter ended December 31, 2016.

(2)         Operating income in the quarter ended December 31, 2016, includes a $6.4 million charge for withdrawing from a GCIU multiemployer pension plan.

(3)         Gross profit and operating income includes a $1.3 million reclassification between cost of sales, excluding depreciation and amortization, and pension income in the Company’s Consolidated Statements of Comprehensive Income for each of the quarters ended March 31, June 30, September 30 and a $1.5 million reclassification for the quarter ended December 31, 2016, respectively, for the adoption of ASU 2017-07.

Note:  The sum of the quarters may not equal the total of the respective years’ earnings per share on either a basic or diluted basis due to changes in the weighted average shares outstanding throughout the year.

20. Subsequent Events

On January 29, 2018, the Company signed a definitive agreement to be acquired by WestRock for $35.00 per share plus the assumption of long-term debt for a total purchase price of approximately $4.9 billion.  The sale is subject to customary closing conditions and approval of the Company’s stockholders.  If approved, the sale is expected to close by the end of the quarter ending September 30, 2018 or during the following quarter.

On February 1, 2018, the Company signed a contract to sell land and building in Oakland, California for $14.7 million after fees, taxes and commissions.  In conjunction with this sale, the Company will record a gain of $7.5 million in the first quarter of 2018.